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Exhibit 99.01

AGREEMENT AND PLAN OF MERGER

Among

VERSANT CORPORATION,

POET HOLDINGS, INC.

and

PUMA ACQUISITION, INC.

Dated as of September 27, 2003

i

6.12	Equity Awards and Employee Benefits.	39
6.13	Expenses.	41
6.14	Directors' and Officers' Indemnification Agreements.	42
6.15	Other Actions by Poet and Versant.	42
6.16	Section 16 Matters.	42
6.17	Conversion of Versant Preferred Stock.	43
6.18	Reduction of Versant Board Size.	43
6.19	Outside Director Compensation.	43
ARTICLE VII CONDITIONS		44
7.1	Conditions to Each Party's Obligation to Effect the Merger.	44
7.2	Conditions to Obligations of Versant and Merger Sub.	45
7.3	Conditions to Obligation of Poet.	47
ARTICLE VIII TERMINATION		49
8.1	Termination by Mutual Consent.	49
8.2	Termination by Either Versant or Poet.	49
8.3	Termination by Poet.	49
8.4	Termination by Versant.	50
8.5	Effect of Termination and Abandonment.	51
ARTICLE IX MISCELLANEOUS AND GENERAL		54
9.1	Survival.	54
9.2	Modification or Amendment.	54
9.3	Waiver of Conditions.	54
9.4	Counterparts.	54
9.5	Governing Law and Venue; Waiver of Jury Trial.	54
9.6	Notices.	55
9.7	Entire Agreement.	56
9.8	No Third Party Beneficiaries.	56
9.9	Obligations of Versant and of Poet.	56
9.10	Severability.	56
9.11	Interpretation.	56
9.12	Assignment.	56
9.13	Captions.	56

Exhibit A—Certificate of Merger
Exhibit B—Restated Certificate of Incorporation of the Surviving Corporation
Exhibit C—Principal Terms of Employment for Jochen Witte

ii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 27, 2003, is made and entered into by and among VERSANT CORPORATION, a California corporation ("Versant"), POET HOLDINGS, INC., a Delaware corporation ("Poet"), and PUMA ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Versant ("Merger Sub").

RECITALS

        WHEREAS, the respective boards of directors of each of Versant, Merger Sub and Poet have approved and declared advisable this Agreement and the merger of Merger Sub with and into Poet on the terms and subject to the conditions set forth in this Agreement (the "Merger") and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders; and

        WHEREAS, it is the intention of the parties that the Merger qualify as a "reorganization" pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

        1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3): (a) Merger Sub shall be merged with and into Poet pursuant to a statutory merger effected pursuant to Section 251 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"); (b) the separate corporate existence of Merger Sub shall thereupon cease; (c) Poet shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware; and (d) the separate corporate existence of Poet with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Articles II and III. The Merger shall have the effects specified in the DGCL. Versant, as the sole stockholder of Merger Sub, hereby approves the Merger and this Agreement.

        1.2    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (i) at the offices of Fenwick & West, LLP, Silicon Valley Center, 801 California Street, Mountain View, California at 10:00 a.m. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as Poet and Versant may mutually agree in writing (the "Closing Date").

        1.3    Effective Time.    As soon as practicable following the Closing, Poet will cause a Certificate of Merger for the Merger in substantially the form of Exhibit A (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware or, if agreed to by Versant and Poet, such later time or date as may be set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS
OF THE SURVIVING CORPORATION

        2.1    Certificate of Incorporation.    Effective upon the Effective Time, the certificate of incorporation of Poet as in effect immediately prior to the Effective Time shall be amended and restated in the Merger to read in its entirety as set forth in Exhibit B, and as so amended shall be the restated certificate of incorporation of the Surviving Corporation (the "Surviving Corporation's Charter").

        2.2    Bylaws.    Effective upon the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be and become the bylaws of the Surviving Corporation (the "Surviving Corporation's Bylaws"), until thereafter amended as provided therein or by applicable law.

ARTICLE III

CERTAIN GOVERNANCE MATTERS

        3.1    Directors of the Surviving Corporation.    Upon the Effective Time: (a) the members of the Board of Directors of the Surviving Corporation shall be the following five (5) individuals: Jochen Witte, Herbert May, Nick Ordon and two individuals selected by Versant (collectively, the "Surviving Corporation Post-Merger Directors" and each individually a "Surviving Corporation Post-Merger Director") and (b) Nick Ordon shall be the Chairman of the Board of Directors of the Surviving Corporation. Each Surviving Corporation Post-Merger Director shall be a director of the Surviving Corporation until such Surviving Corporation Post-Merger Director's successor has been duly elected or appointed and qualified or until such Surviving Corporation Post-Merger Director's earlier death, resignation or removal in accordance with the Surviving Corporation's Charter and the Surviving Corporation's Bylaws, each as amended.

        3.2    Officers of the Surviving Corporation.    The officers of Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

        3.3    Versant Board of Directors.    At the Effective Time: (a) pursuant to the authority vested in it pursuant to Versant's bylaws, Versant's Board of Directors shall have reduced the number of members of Versant's Board of Directors to five (5) members; (b) the Board of Directors of Versant shall consist of the following five (5) individuals: Jochen Witte, Herbert May, Nick Ordon and two individuals selected by Versant (collectively, the "Versant Post-Merger Directors" and each individually a "Versant Post-Merger Director"); and (c) Nick Ordon shall be the Chairman of the Board of Directors of Versant. Each Versant Post-Merger Director shall be a director of Versant until such Versant Post-Merger Director's successor has been duly elected or appointed and qualified or until such Versant Post-Merger Director's earlier death, resignation or removal in accordance with Versant's Articles of Incorporation and Bylaws, each as amended.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

        4.1    Effect on Capital Stock.    At the Effective Time, as a result of the Merger and without the need for any action on the part of the holder of any capital stock of Poet, the following shall occur:

          (a)    Merger Consideration.    Each share of common stock, par value $0.001 per share, of Poet (each a "Poet Share" or, collectively, the "Poet Shares") that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, as defined below), shall, subject to the provisions of Section 4.2(e) (regarding the payment of cash in lieu of fractional shares), be converted into the right to receive, and become exchangeable for, 1.40 shares (the "Exchange Ratio") of the common stock, no par value per share, of Versant ("Versant Common Stock"). As used herein: (i) the term "Merger Consideration" means the shares of Versant Common Stock payable in respect of Poet Shares upon consummation of the Merger in accordance with this Section 4.1; and (ii) the term "Excluded Shares" means, collectively, (A) all Poet Shares owned by Versant or any direct or indirect Subsidiary of Versant; (B) all Poet Shares that are owned by Poet or any direct or indirect Subsidiary of Poet (and in each case not held on behalf of third parties); and (C) subject to the provisions of Section 4.2(h), any Poet Shares that are "Poet Dissenting Shares" as defined in Section 4.1(d). At the Effective Time, all Poet Shares that are issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Poet Certificate") formerly representing any of such Poet Shares (other than Excluded Shares) shall thereafter represent only the right to receive (i) the Merger Consideration payable in respect of such Poet Shares under Section 4.1(a), (ii) cash in lieu of fractional shares of Versant Common Stock pursuant to Section 4.2(e), if any, and (iii) any distribution or dividend pursuant to Section 4.2(c).

          (b)    Cancellation of Excluded Shares; Effect on Poet Shares.    At the Effective Time, except as otherwise provided in Section 4.2(h) regarding Poet Dissenting Shares that cease to be such and except as provided below in the proviso to this Section 4.1(b), each Excluded Share that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist; provided however, that from and after the Effective Time, Poet Dissenting Shares shall have such rights and such status as are conferred on them under the provisions of Section 262 of the DGCL and Sections 4.1(d) and 4.2(h) hereof.

          (c)    Merger Sub.    At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

          (d)    Dissenting Shares.    As used herein, the term "Dissenting Shares" means (i) with respect to shares of the capital stock of Poet, any such shares of Poet capital stock with respect to which the holder thereof is, at the time in question, potentially entitled to exercise statutory appraisal rights pursuant to the provisions of Section 262 of the DGCL because such holder has not voted such shares in favor of this Agreement or the Merger or consented thereto in writing and has timely made written demand for appraisal of such holder's Poet Shares in accordance with Section 262 of the DGCL ("Poet Dissenting Shares"); and (ii) with respect to shares of the capital stock of Versant, any such shares of Versant capital stock with respect to which the holder thereof is, at the time in question, potentially entitled to exercise statutory appraisal rights pursuant to the provisions of Chapter 13 (beginning with Section 1300) of the California Corporations Code ("Versant Dissenting Shares"). Except as otherwise provided in Section 4.2(h), Poet Dissenting Shares shall not be converted into, or represent, the right to receive shares of Versant Common Stock and cash in lieu of fractional shares of Versant Common Stock as provided in this Article IV and the holder of such Poet Dissenting Shares shall only be entitled to such appraisal rights as are granted to such holder with respect to such holder's Poet Dissenting Shares under the DGCL. Without limitation the provisions of Section 262 of the DGCL, from and after the Effective Time Dissenting Shares shall not be entitled to vote or to be paid dividends or distributions declared after the Effective Time.

        4.2    Exchange of Certificates for Shares.

          (a)    Exchange Agent.    As of the Effective Time, Versant shall deposit, or shall cause to be deposited, with an exchange agent selected by Versant and reasonably acceptable to Poet (the "Exchange Agent"), for the benefit of the holders of Poet Shares that are issued and outstanding immediately prior to the Effective Time, certificates representing the shares of Versant Common Stock to be issued in the Merger pursuant to Section 4.1(a), cash in an amount sufficient to make payments in lieu of fractional shares of Versant Common Stock as provided in Section 4.2(e) and, after the Effective Time, if applicable in accordance with Section 4.2(c), any cash, dividends or other distributions that may be declared by Versant with respect to the Versant Common Stock to be issued in the Merger pursuant to Section 4.1(a) in exchange for Poet Shares that are outstanding immediately prior to the Effective Time upon due surrender of the Poet Certificates (or affidavits of loss in lieu thereof in accordance with Section 4.2(g)) pursuant to the provisions of this Article IV (such certificates for shares of Versant Common Stock, together with any cash in lieu of fractional shares of Versant Common Stock payable pursuant to Section 4.2(e) and the amount of any dividends or other distributions payable with respect thereto pursuant to Section 4.2(c) being collectively hereinafter referred to as the "Exchange Fund").

          (b)    Exchange Procedures.    Promptly after the Effective Time (but in no event later than ten (10) days after the Effective Time), Versant shall cause the Exchange Agent to mail to each holder of record of Poet Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Poet Certificates shall pass, only upon delivery of the Poet Certificates (or affidavits of loss in lieu thereof in accordance with Section 4.2(g)) to the Exchange Agent (with such Poet Certificates to be endorsed over to Versant) and (ii) instructions for use in effecting the surrender of the Poet Certificates in exchange for (A) certificates representing shares of Versant Common Stock to be issued in the Merger pursuant to Section 4.1(a) and any cash payable in lieu of fractional shares of Versant Common Stock pursuant to Section 4.2(e) and (B) any unpaid dividends and other distributions by Versant on such shares of Versant Common Stock that are payable in accordance with Section 4.2(c). Subject to Section 4.2(g), upon surrender of a Poet Certificate to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Poet Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Versant Common Stock that such holder is entitled to receive pursuant to this Article IV and (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares of Versant Common Stock payable pursuant to Section 4.2(e) plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to the provisions of Section 4.2(c). No interest will be paid or accrued on any amount payable upon due surrender of any Poet Certificate. In the event of a transfer of ownership of Poet Shares that is not registered in the transfer records of Poet, a certificate representing the proper number of shares of Versant Common Stock, together with a check for any cash in lieu of fractional shares to be paid upon due surrender of the Poet Certificate representing such Poet Shares and any other dividends or distributions in respect thereof that such holder has the right to receive pursuant to the provisions of Section 4.2(c), may be issued and/or paid to such a transferee only if the Poet Certificate formerly representing such Poet Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Versant Common Stock is to be issued in a name other than that in which the Poet Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as hereinafter defined) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates of shares of Versant Common Stock in a name other than that of the registered holder of the Poet Certificate surrendered, or shall establish to the satisfaction of Versant or the Exchange Agent that such taxes has been paid or are not applicable.

          As used in this Agreement, the term "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

          (c)    Distributions with Respect to Unexchanged Poet Shares.    In the event that a dividend or other distribution is declared by Versant in respect of the Versant Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Versant Common Stock issuable in the Merger pursuant to Section 4.1(a) of this Agreement. No such dividend or other distribution in respect of the Versant Common Stock issuable in the Merger shall be paid to any holder of any unsurrendered Poet Certificate unless and until such Poet Certificate is surrendered for exchange in accordance with this Article IV or an affidavit of loss in lieu thereof and (if requested) an indemnity agreement and/or a bond is provided to Versant in accordance with Section 4.2(g). Subject to the effect of applicable laws, following surrender of any such Poet Certificate, there shall be issued and/or paid to the holder of the certificates representing the whole shares of Versant Common Stock issued in exchange for such Poet Certificate, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date on or after the Effective Time theretofore payable with respect to such whole shares of Versant Common Stock and not paid, if any and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Versant Common Stock with a record date on or after the Effective Time but with a payment date subsequent to surrender, if any.

          (d)    Transfers.    After the Effective Time, there shall be no transfers on the stock transfer books of Poet of any of the Poet Shares that were outstanding immediately prior to the Effective Time.

          (e)    Cash in Lieu of Fractional Versant Shares.    Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Versant Common Stock will be issued in the Merger pursuant to this Article IV and any holder of Poet Shares who would be entitled to receive a fractional share of Versant Common Stock but for the provisions of this Section 4.2(e) shall instead be entitled to receive, upon surrender of such holder's Poet Certificates as provided in this Article IV, in lieu of such fractional share, a cash payment without interest, which payment shall be equal to the per share market value of Versant Common Stock (based on the average of the closing sale prices of Common Stock as quoted on the Nasdaq Stock Market (or on any other market, quotation system or exchange on which the Versant Common Stock is then traded or quoted) during the ten (10) trading day period ending on the last trading day prior to the Closing Date) multiplied by the fraction of a share of Versant Common Stock to which such holder would otherwise be entitled. The fractional interests of each holder of Poet Shares in shares of Versant Common Stock will be aggregated so that no holder of Poet Shares will receive cash in an amount equal to or greater than the value of one (1) full share of Versant Common Stock. Cash payable in lieu of fractional shares of Versant Common Stock under this Section may, at Versant's option, be obtained from the sale by the Exchange Agent on behalf of former holders of Poet Shares who are entitled to receive cash in lieu of fractional shares hereunder, of the aggregate fractional shares of Versant Common Stock that such holders otherwise would be entitled to receive. Any such sale or sales shall be made by the Exchange Agent as soon as reasonably practicable after the Effective Time at the then prevailing prices on the Nasdaq Stock Market (or other market, quotation system or exchange on which the Versant Common Stock is then traded or quoted).

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Versant Common Stock) that remains unclaimed by the stockholders of Poet for one hundred eighty (180) days after the Effective Time shall be paid over to Versant by the Exchange Agent. Any stockholders of Poet who have not theretofore complied with this Article IV shall thereafter look only to Versant for payment of their shares of Versant Common Stock, any cash in lieu of fractional shares of Versant Common Stock payable pursuant to Section 4.2(e) and any cash, dividends and other distributions in respect of the Versant Common Stock payable and/or issuable pursuant to Section 4.1 and Section 4.2(c), in each case without any interest thereon, upon due surrender of their Poet Certificates or an affidavit of loss in lieu thereof and (if requested) an indemnity agreement and/or a bond is provided to Versant in accordance with Section 4.2(g). Notwithstanding the foregoing, none of Versant, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Poet Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g)    Lost, Stolen or Destroyed Certificates.    In the event any Poet Certificate shall have been lost, stolen or destroyed, upon the making, execution and delivery to Versant of an affidavit of that fact by the Person claiming such Poet Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Versant and, if required by Versant in its sole discretion, the execution and delivery by such Person to Versant of an indemnity agreement indemnifying Versant against, and/or the posting by such Person of a bond in an amount determined by Versant as indemnity against, any claim that may be made against Versant or its affiliates with respect to such lost, stolen or destroyed Poet Certificate, the Exchange Agent will issue to such Person, in exchange for such lost, stolen or destroyed Poet Certificate, the shares of Versant Common Stock and any cash payable in respect of the Poet Shares formerly represented by such lost, stolen or destroyed Poet Certificate upon the due surrender and delivery thereof in accordance with the provisions of Sections 4.1 and 4.2(e) and any unpaid dividends or other distributions in respect of such shares of Versant Common Stock in accordance with the provisions of Section 4.2(c).

          (h)    Change of Status of Poet Dissenting Shares.    Notwithstanding the provisions of Section 4.1(d), if any holder of Poet Dissenting Shares shall effectively and bindingly release or forfeit such holder's dissenters' appraisal rights under Section 262 of the DGCL (whether through failure to perfect such appraisal rights, a settlement or a release agreement releasing or forfeiting such appraisal rights or otherwise), then, effective as of the later of (i) the Effective Time or (ii) the occurrence of such release or loss of such appraisal rights, such holder's Poet Dissenting Shares shall cease to be Poet Dissenting Shares and Excluded Shares and shall automatically be converted into and represent only the right to receive shares of Versant Common Stock and cash in lieu of fractional shares as provided in Section 4.1, without interest thereon, upon surrender of the certificate(s) representing such shares in accordance with the foregoing provisions of this Section 4.2.

        4.3    Equitable Adjustments to Exchange Ratio.    The Exchange Ratio shall be adjusted to reflect appropriately and equitably the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Poet Shares or Versant Common Stock), reorganization, recapitalization or other like change with respect to the Poet Shares or to the Versant Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

        4.4    Assumption or Substitution of Poet Stock Options and Poet Warrants.    Upon the Effective Time, (a) the stock options of Poet that are Poet Options (as defined in Section 5.1(b)(i)) that are outstanding immediately prior to the Effective Time shall be assumed or substituted by Versant (as determined by Versant) and shall become options to purchase Versant Common Stock as provided in Section 6.12 and (b) the warrants to purchase Poet Shares that are Poet Warrants (as defined in Section 5.1(b)(i)) and are outstanding immediately prior to the Effective Time shall be assumed or substituted by Versant (as determined by Versant) and shall become warrants to purchase Versant Common Stock as provided in Section 6.12.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.1    Representations and Warranties of Poet, Versant and Merger Sub.    Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered by Poet to Versant or by Versant to Poet (each a "Disclosure Letter" and the "Poet Disclosure Letter" and the "Versant Disclosure Letter," respectively), as the case may be, Poet (except for subparagraphs 5.1(b)(ii), 5.1(b)(iii), 5.1(c)(ii), 5.1(e)(iii)), hereby represents and warrants to Versant and Merger Sub, and Versant (except for subparagraphs 5.1(b)(i), 5.1(c)(i), 5.1(e)(ii), and the first sentence of Section 5.1(j)), on behalf of itself and Merger Sub, hereby represents and warrants to Poet that:

          (a)    Organization, Good Standing and Qualification.    Each of it and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction where the ownership or operation of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect (as hereinafter defined) on it. It has made available to Versant, in the case of Poet, and to Poet, in the case of Versant and Merger Sub, a complete and correct copy of its and its Subsidiaries' articles or certificates of incorporation and bylaws, or other governing documents, as applicable, each as amended to date. Such articles or certificates of incorporation and bylaws, or other governing documents, so delivered are in full force and effect. Section 5.1(a) of its respective Disclosure Letter contains a correct and complete list of each jurisdiction where it and each of its Subsidiaries is organized and qualified to do business. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Except for its interests in its Subsidiaries, it does not own any direct or indirect ownership or equity interest in any other Person.

          As used in this Agreement:

            (i)    "Subsidiary" means, with respect to Poet, Versant or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the issued and outstanding securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions for such entity is, directly or indirectly, owned or controlled by such party and/or by one or more of its respective Subsidiaries;

            (ii)   "Material Adverse Effect" means, with respect to any Person, any change, event, inaccuracy, circumstance or effect (any such item, an "Effect") that is materially adverse to the financial condition, assets (including intangible assets), or business of such Person and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute a Material Adverse Effect with respect to a Person nor be taken into account when determining whether there has been, or will be, a Material Adverse Effect with respect to a Person: (A) any failure by that Person to meet analysts' published revenue or earnings predictions for that Person for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (B) any change in such Person's results of operations, stock price or trading volume; (C) any Effect resulting from the announcement of this Agreement or the Merger, including but not limited to responses of such Person's employees or customers; (D) any Effect that results from changes in general economic conditions or affecting generally the industry or industries in which such Person or any of its Subsidiaries participates, the U.S. or German economy as a whole or any foreign economies in any locations where such Person or any of its Subsidiaries has material operations, or affecting generally sales or customers, unless such condition shall disproportionately adversely affect such Person or any of its Subsidiaries; (E) any Effect resulting from the failure of another party to this Agreement to comply with this Agreement, or from the failure of another party to this Agreement to take any action required to be taken by such other party under this Agreement; or (F) any Effect resulting from any action taken or announced, or any action not taken, at the express request of the other party to this Agreement.

            (iii)  the term "knowledge" means, with respect to a party to this Agreement, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter;

            (iv)  "Contract" means and includes any agreement, lease, contract, note, mortgage, indenture or other legally binding obligation or commitment.

          (b)    Capital Structure.

            (i)    Poet.    As of the date of this Agreement, the authorized capital stock of Poet consists of 100,000,000 Poet Shares, of which 10,924,606 shares are issued and outstanding and 3,000,000 shares of Preferred Stock, par value $0.001 per share (the "Poet Preferred Shares"), none of which are outstanding. All of the outstanding Poet Shares have been duly authorized and are validly issued, fully paid and non-assessable. Poet has no Poet Shares or Poet Preferred Shares subject to issuance, except for: (A) 2,274,895 Poet Shares reserved for issuance under Poet's stock option or other equity-based compensation plans or agreements identified in Section 5.1(b)(i) of the Poet Disclosure Letter (collectively, the "Poet Stock Option Plans"), of which options to acquire not more than 1,449,586 Poet Shares are outstanding as of the date of this Agreement; (B) 422,055 Poet Shares reserved for issuance under Poet's 1999 Employee Stock Purchase Plan; and (C) 55,739 Poet Shares reserved for issuance under warrants to purchase Poet Shares that are outstanding on the date of this Agreement (the "Poet Warrants"). None of the Poet Warrants will be outstanding as of immediately prior to the Effective Time. Section 5.1(b) of the Poet Disclosure Letter (or a schedule thereto) sets forth a correct and complete list of (A) each option to purchase Poet Shares granted under the Poet Stock Option Plans and any other option to purchase Poet Shares not granted under any of the Poet Stock Option Plans, if any (each, a "Poet Option") that is outstanding on the date of this Agreement and (B) each Poet Warrant that is outstanding on the date of this Agreement, with such list to include, with respect to each such Poet Option or Poet Warrant, the following information: the name and address (if available) of the holder of such Poet Option or Poet Warrant, the total number of Poet Shares subject to such Poet Option or Poet Warrant, the date of grant of such Poet Option or Poet Warrant, its exercise price, vesting schedule (including any terms relating to acceleration of vesting), whether (only in the case of Poet Options) such Poet Option is designated an incentive stock option within the meaning of Section 422 of the Code or as a non-qualified stock option, and (solely in the case of Poet Options) identifying whether such Poet Option was issued under a Poet Stock Option Plan and, if so, under which Poet Stock Option Plan it was granted. As used herein the term "Poet Stock Plans" means, collectively, the Poet Stock Option Plans and Poet's 1999 Employee Stock Purchase Plan. All issued and outstanding shares of capital stock or other securities of each of Poet's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and, except for directors' qualifying shares, owned by Poet and/or by a direct or indirect wholly owned Subsidiary of Poet, free and clear of any lien, pledge, security interest, claim or other encumbrance, other than immaterial liens which do not affect Poet's (or such wholly-owned Poet Subsidiary's) right, title and interest in and to such shares or securities. Except as set forth above in this paragraph or as disclosed in Section 5.1(b) of the

    Poet Disclosure Letter or as specifically permitted by Section 6.1(a)(iii) of this Agreement or the Schedules hereto, there are (A) no shares of capital stock of Poet authorized, issued or outstanding and (B) no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character to which Poet or any of its Subsidiaries is a party or may be bound relating to, or obligating Poet or any of its Subsidiaries to issue any of, the issued or unissued capital stock or other securities of Poet or any of its Subsidiaries. Neither Poet nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Poet or any of its Subsidiaries on any matter ("Poet Voting Debt"). Except for the shares of Versant Common Stock issuable by Versant as the Merger Consideration under Article IV, and except as provided in Section 6.12 (regarding Versant's assumption or substitution of the Poet Options and the Poet Warrants), at or after the Effective Time, neither the Surviving Corporation nor Versant nor their respective affiliates will have any current or future obligation to issue, transfer or sell any shares or other securities of the Surviving Corporation, Versant or any of their respective affiliates pursuant to any Compensation and Benefit Plan (as defined in Section 5.1(h)) of Poet. According to Poet's records, (i) more than seventy-five percent (75%) of the outstanding shares of each class of its capital stock, and (ii) more than seventy-five percent (75%) of the outstanding Poet Options, are held by persons or entities whose addresses are not within the State of California; provided, that for purposes of the foregoing calculation, securities held in street name shall not be considered outstanding. The assumption or substitution and conversion of Poet Options and Poet Warrants upon the Effective Time of the Merger contemplated by Section 6.12 will not conflict with, or result in any breach, default or violation of, the terms or conditions of any Poet Option or Poet Warrant. No Poet Warrant will have its originally scheduled expiration date extended by reason of Poet's failure to give the holder of such Poet Warrant give written notice of such originally scheduled expiration date.

            (ii)    Versant.    As of the date of this Agreement, the authorized capital stock of Versant consists of 45,000,000 shares of Versant Common Stock, of which 15,011,240 shares are issued and outstanding, and 3,000,000 shares of Preferred Stock, no par value per share (the "Versant Preferred Stock"), of which 2,000,000 shares are designated Series A Preferred Stock ("Versant Series A Preferred Stock"), of which 1,313,743 shares of Versant Series A Preferred Stock are issued and outstanding. All of the outstanding shares of Versant Common Stock and Versant Series A Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable. Except for any shares or other securities of Versant that may be issued in a Permitted Financing, Versant has no shares of Versant Common Stock or Versant Preferred Stock subject to issuance, except for: (A) 5,725,000 shares of Versant Common Stock reserved for issuance under Versant's 1996 Equity Incentive Plan and Versant's 1996 Directors Stock Option Plan (collectively, the "Versant Stock Option Plans"), of which options to acquire not more than 3,712,490 shares of Versant Common Stock are outstanding as of the date of this Agreement; (B) 1,250,000 shares of Versant Common Stock reserved for issuance under Versant's 1996 Employee Stock Purchase Plan (Versant's 1996 Employee Stock Purchase Plan and the Versant Stock Option Plans are collectively referred to herein as the "Versant Stock Plans"); (C) 1,332,796 shares of Versant Common Stock reserved for issuance under warrants to purchase shares of Versant Common Stock that are outstanding on the date of this Agreement (collectively, the "Versant Warrants"); and (D) 2,627,486 shares of Versant Common Stock subject to issuance upon the conversion of the outstanding Versant Series A Preferred Stock (which number of shares of Versant Common Stock will be increased on or before the Effective Time to 3,941,230 shares of Versant Common Stock as contemplated by Section 6.17 and/or the Articles Amendment. Section 5.1(b) of the Versant Disclosure Letter

    (or a schedule thereto) sets forth a correct and complete list of (A) each option to purchase shares of Versant Common Stock granted under the Versant Stock Option Plans and any other option to purchase shares of Versant Common Stock not granted under any of the Poet Stock Option Plans, if any (each, a "Versant Option") that is outstanding on the date of this Agreement and (B) each Versant Warrant that is outstanding on the date of this Agreement, with such list to include, with respect to each such Versant Option or Versant Warrant, the following information: the name and address (if available) of the holder of such Versant Option or Versant Warrant, the total number of shares of Versant Common Stock subject to such Versant Option or Versant Warrant, the date of grant of such Versant Option or Versant Warrant, its exercise price, vesting schedule (including any terms relating to acceleration of vesting), whether (only in the case of Versant Options) such Versant Option is designated an incentive stock option within the meaning of Section 422 of the Code or as a non-qualified stock option, and (solely in the case of Versant Options) identifying whether such Versant Option was issued under a Versant Stock Option Plan and, if so, under which Versant Stock Option Plan it was granted. All issued and outstanding shares of capital stock or other securities of each of Versant's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and, except for directors' qualifying shares, owned by Versant and/or by a direct or indirect wholly owned Subsidiary of Versant, free and clear of any lien, pledge, security interest, claim or other encumbrance, other than immaterial liens which do not affect Versant's (or such wholly-owned Versant Subsidiary's) right, title and interest in and to such shares or securities. Except as set forth above in this paragraph or as disclosed in Section 5.1(b) of the Versant Disclosure Letter or as specifically permitted by this Agreement or the Schedules hereto (including but not limited to the provisions of Sections 6.2(a)(iii) and 6.17), there are (A) no shares of capital stock of Versant or of any of its Subsidiaries authorized, issued or outstanding and (B) there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character to which Versant or any of its Subsidiaries is a party or may be bound relating to, or obligating Versant or any of its Subsidiaries to issue any of, the issued or unissued capital stock or other securities of Versant or any of its Subsidiaries. Neither Versant nor any of its subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Versant or any of its Subsidiaries on any matter ("Versant Voting Debt"). Except as described above, as contemplated by Section 6.12 upon the Effective Time of the Merger and except for obligations to issue shares of Versant Common Stock under Versant's 1996 Employee Stock Purchase Plan and except as otherwise contemplated by Section 6.2(a)(iii) of this Agreement, neither Versant nor any of its affiliates have any current or future obligation to issue, transfer or sell any shares or securities of Versant or any of its respective affiliates pursuant to any Compensation and Benefit Plan (as defined in Section 5.1(h)) of Versant. Except as provided in Section 6.17, no Versant Warrant will have its originally scheduled expiration date extended by reason of Versant's failure to give the holder of such Versant Warrant written notice of such originally scheduled expiration date.

            (iii)    Merger Sub.    The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share ("Merger Sub Common Stock"), all of which are issued and outstanding. All of the outstanding shares of Merger Sub Common Stock are owned by Versant and have been duly authorized and are validly issued, fully paid and non-assessable. Except as described in the first sentence of this subparagraph (iii), there are (A) no other shares of capital stock or other voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub, and (C) no options, warrants or other rights to acquire from Merger

    Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities, or securities convertible into, or exchangeable for, capital stock or other voting securities of Merger Sub.

          (c)    Corporate Authority; Approval and Fairness.

            (i)    Poet.    Poet has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger in accordance with this Agreement, subject only to approval of this Agreement by the holders of a majority of the outstanding Poet Shares. This Agreement is a valid and binding agreement of Poet enforceable against Poet in accordance with its terms. The Board of Directors of Poet (A) has unanimously approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and (B) has received the written opinion of its financial advisor, equinet Corporate Finance AG to the effect that the consideration to be received by the holders of the Poet Shares in the Merger is fair to such holders from a financial point of view.

            (ii)    Versant; Merger Sub.    Each of Versant and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger in accordance with this Agreement, subject only to approval by Versant's shareholders of (A) this Agreement and the Merger, (B) the issuance of the shares of Versant Common Stock to be issued pursuant to this Agreement and the Merger (including the shares of Versant Common Stock potentially issuable pursuant to Versant's assumption of Poet Options and Poet Warrants pursuant to this Agreement) (the "Versant Stock Issuance"), (C) the Articles Amendment (as defined below), and (D) the re-composition of Versant's Board of Directors upon the Effective Time contemplated by Section 3.3 (the "Versant Board Re-Composition"), in each case as and to the extent required by Versant's Articles of Incorporation and Bylaws, the California General Corporation Law and (as applicable) the rules of the Nasdaq Stock Market. As used herein, the term "Articles Amendment" means an amendment of Versant's Articles of Incorporation, to be become effective on or before the Effective Time, that will: (i) increase the authorized number of shares of Versant Common Stock from 45,000,000 to 75,000,000 shares; (ii) to the extent that the outstanding shares of Versant Series A Preferred Stock have not previously been converted into Versant Common Stock at a conversion rate of not more than three (3) shares of Versant Common Stock for each converted share of Versant Series A Preferred Stock, change the conversion rate of the Versant Series A Preferred Stock (by reduction of its conversion price or otherwise) so as to cause each outstanding share of Versant's Series A Preferred Stock to be convertible into up to three (3) shares of Versant Common Stock; (iii) cause all outstanding shares of Versant's Series A Preferred Stock not converted into Versant Common Stock prior to the Effective Time to fully convert into shares of Versant Common Stock upon the Effective Time at the conversion rate of not more than three (3) shares of Versant Common Stock for each outstanding share of Series A Preferred Stock; (iv) provide that, for a period of twelve (12) months immediately after the Effective Time, (A) any action that would be a "Material Asset Action" (as defined below) or (B) any change in the number of members of Versant's Board of Directors from five (5) members, must be approved by at least eighty percent (80%) of the members of Versant's Board of Directors then in office; and (v) provide that, for a period of twelve (12) months immediately after the Effective Time, there can be no amendment of the provisions described in the immediately preceding clause (iv) unless such amendment is approved by at least eighty percent (80%) of the members of Versant's Board of Directors then in office. As used in the preceding sentence, the term "Material Asset Action" means: (i) any acquisition or purchase by Versant from a third party of a business or of assets that will, immediately after being purchased or acquired by Versant, represent a material portion of Versant's total consolidated business or assets; (ii) any sale or disposition by Versant of any line of business or product line; or (iii) any material change in the operation or the nature of any material line of business that is conducted by Versant or any of its Subsidiaries as of immediately prior to the Merger Effective Time.

            (iii)  This Agreement is a valid and binding agreement of Versant and Merger Sub enforceable against Versant and Merger Sub in accordance with its terms. The Board of Directors of each of Versant and Merger Sub (A) has unanimously approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and (B) the Board of Directors of Versant has received the written opinion of its financial advisor, Seven Hills Partners, LLC, to the effect that the Exchange Ratio is fair to Versant from a financial point of view. The shares of Versant Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and no stockholder of Versant will have any preemptive right of subscription or purchase with respect to such shares.

          (d)    Governmental Filings; No Violations; Contracts.

            (i)    Other than the filings and/or notices (A) contemplated by Section 1.3, (B) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (C) contemplated by Section 6.3 (which include the filing of the Registration Statement), (D) otherwise required to be made by Versant, Poet or Merger Sub under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Merger or any of the transactions contemplated by this Agreement, and (E) required to be made with governmental or regulatory authorities in any jurisdiction outside the United States and described in Section 5.2(d)(i) of its Disclosure Letter, no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory or governmental or quasi-governmental authority (each, a "Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement or materially impair the ability of the Surviving Corporation, Versant, or any of their respective Subsidiaries or affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted.

            (ii)   The execution, delivery and performance of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its articles or certificate of incorporation or bylaws or other governing documents or the comparable governing instruments of any of its Significant Subsidiaries, each as amended (B) (with or without notice, lapse of time or both) a breach or violation of, or a default under, the acceleration or modification of any obligations under, or the creation of a lien, pledge, security interest or other encumbrance on any assets of it or any of its Subsidiaries pursuant to, any Contract that is binding upon it or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (C) any change in the rights or obligations of its or of any of its Subsidiaries under any of its or their Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to (1) have a Material Adverse Effect on it, or (2) prevent, materially delay or materially impair its ability to consummate the Merger or any of the other transactions contemplated by this Agreement or (3) materially impair the ability of the Surviving Corporation or Versant or any of their respective Subsidiaries or affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction where such business or operations are now being conducted.

            (iii)  For purposes of this Agreement, the term "Material Contract" shall mean, with respect to Versant, any of the following Contracts of Versant or any of its Subsidiaries and, with respect to Poet, any of the following Contracts of Poet or any of its Subsidiaries, under which any party has any remaining rights or any unperformed or potential obligations or liabilities:

              (A)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to it and its Subsidiaries (including any agreement that is required to be filed in a future Report, as defined in Section 5.1(e) below);

              (B)  any employment or consulting Contract between it or any of its Subsidiaries and any executive officer or other employee of it or any of its Subsidiaries earning an annual base salary in excess of $125,000 or a member of its Board of Directors, or which provides for severance or similar obligations in amounts greater than two (2) months of the employee's base salary, other than those agreements that are terminable by it or any of its Subsidiaries on no more than thirty (30) days notice without any liability or financial obligation;

              (C)  any joint venture or partnership Contract or similar arrangement or any other agreement which has involved or is expected to involve a sharing of profits or a sharing of revenues of $100,000 per annum or more with other Persons;

              (D)  any Compensation and Benefit Plan (as defined in Section 5.1(h)) of it or any of its Subsidiaries;

              (E)  any agreement of indemnification or any guaranty by it or any of its Subsidiaries, other than any agreement of indemnification entered into in connection with the sale, license or provision of its products and/or services in the ordinary course of their respective businesses;

              (F)  any Contract to which it or any of its Subsidiaries is a party or is bound that is described in subparagraph 5.1(d)(iv) below;

              (G)  any Contract relating to the disposition or acquisition by it or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of its business, or pursuant to which it or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than its Subsidiaries;

              (H)  any dealer, distributor, reseller, joint marketing or development agreement, under which it any of its Subsidiaries have continuing obligations or costs in excess of $100,000 per year, which may not be canceled without penalty upon notice of ninety (90) days or less;

              (I)   any Material Third Party IP Licenses (as defined in Section 5.1(l)) to which it or any of its Subsidiaries are a party;

              (J)   any agreement pursuant to which it any of its Subsidiaries have continuing obligations to jointly develop any material item of software, trade secrets or other intellectual property;

              (K)  any Contract to provide (on a contingent, future or other basis) to any third party the source code for any product or technology of it or any of its Subsidiaries;

              (L)  any Contract containing any support, service or maintenance obligation on the part of it or any of its Subsidiaries not in the ordinary course of its business consistent with past practice;

              (M) any Contract to license any third party to manufacture or reproduce any of the products, services or technology of it or any of its Subsidiaries or any Contract to sell or distribute any of the products, services or technology of it or any of its Subsidiaries, but only if the revenue derived by it or any of its Subsidiaries under such Contract exceeded $300,000 during the twelve (12) month period ended (i) June 30, 2003, in the case of Poet or (ii) July 31, 2003, in the case of Versant;

              (N)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit by it or any of its Subsidiaries, other than accounts receivables and payables in the ordinary course of business;

              (O)  any release or settlement agreement entered into within three (3) years prior to the date of this Agreement;

              (P)   any lease for (a) real property in which the amount of payments which it or any of its Subsidiaries is required to make on an annual basis exceeds $100,000 or (b) personal property in which the amount of payments which it or any of its Subsidiaries is required to make on an annual basis exceeds $100,000;

              (Q)  any agreement, contract or commitment pursuant to which the Company or any of its Subsidiaries is obligated to pay in the future in excess of $250,000 in any one year period which is not terminable by it or its Subsidiaries without penalty in excess of $10,000 upon notice of ninety (90) days or less, other than any agreement, contract or commitment to purchase inventory in the ordinary course of business consistent with past practice;

              (R)  any other agreement, contract or commitment that has a value of $350,000 or more in any individual case not described in clauses (A) through (Q) above or under which it or any of its Subsidiaries derived five percent (5%) or more of its total consolidated revenue during its last four completed fiscal quarters prior to the date of this Agreement;

              (S)   any agreement pursuant to which it or any of its Subsidiaries may be contractually obligated to register or qualify any of its shares of capital stock or other securities under the Securities Act of 1933, as amended, or any similar securities law of any other jurisdiction; or

              (T)  any Contract, or group of Contracts with a Person (or group of affiliated Persons), not described in clauses (A) through (S) above, the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of it or any of its Subsidiaries or otherwise have a Material Adverse Effect on it.

            Section 5.1(d)(iii) of its Disclosure Letter sets forth a list of all its Material Contracts to which it or any of its Subsidiaries is a party or is bound by as of the date of this Agreement which are described in clauses (A) through (T) above. All its Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material it. Neither it nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material breach or default under the provisions of, any of its Material Contracts, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to it.

            (iv)  Section 5.1(d) of its respective Disclosure Letter sets forth a correct and complete list of its Material Contracts pursuant to which the consent or waiver of a third party is or may be required to be obtained prior to consummation of the transactions contemplated by this Agreement in order to avoid a material breach or violation of, or a default under, such Material Contracts.

            (v)   Neither it nor any of its Subsidiaries is a party to, or is bound by, any undischarged written or oral: (A) agreement restricting in any manner its right to compete with any other Person, its right to purchase, develop, manufacture, sell or distribute any product, the right of any person to compete with it, or its ability to employ or hire any Person; (B) agreement between it and any of its Related Parties (as defined below) not previously described in its Reports (as defined in Section 5.1(e) below) or not previously filed as an exhibit to any of its Reports; (C) any contract, agreement or arrangement containing change of control provisions that will be triggered by the consummation of the Merger; or (D) agreement creating a lien, claim, security interest or other encumbrance against any of its assets. For purposes of this Agreement, the term "Related Party" shall mean: with respect to Versant or Poet, respectively, any present or former officer or director, 10% stockholder or present affiliate of it or any of its respective Subsidiaries, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons.

          (e)    Reports; Financial Statements.

            (i)    It has, and, to the extent applicable, each of its then-existing or current Subsidiaries has, made all filings required to be made by it with the Securities and Exchange Commission (the "SEC") under the Exchange Act since December 31, 1999 (collectively, including any such reports filed subsequent to the date of this Agreement, the "Reports")

            (ii)   Poet has delivered or made available to Versant each registration statement, report, proxy statement or information statement (including reports on SEC Form 8-K) that Poet has filed with the SEC since December 31, 2002 (the "Poet Audit Date"), including, without limitation, (A) its Annual Report on Form 10-K for the year ended December 31, 2002, as amended by a Form 10-K/A, (B) its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003 and June 30, 2003, and (C) its reports filed on Form 8-K on April 22, June 24, July 22, and August 25, 2003, all in the form (including exhibits, annexes and any amendments thereto), all filed with the SEC. Other than the Reports specifically recited in clauses (A), (B) and (C) of the preceding sentence, Poet has not, on or prior to the date of this Agreement, filed any other definitive reports or statements with the SEC since the Poet Audit Date.

            (iii)  Versant has delivered or made available to Poet each registration statement, report, proxy statement or information statement (including reports on SEC Form 8-K) that Versant has filed with the SEC since October 31, 2002 (the "Versant Audit Date"), including, without limitation, (A) its Annual Report on Form 10-K for the year ended October 31, 2002, (B) its Quarterly Reports for the quarters ended January 31, 2003, April 30, 2003 and July 31, 2003 (including an amendment on Form 10-QA for the quarter ended April 30, 2003, (C) its Annual Report to stockholders regarding its fiscal year ended October 31, 2002, (D) its preliminary and definitive Proxy Statement with respect to its 2003 Annual Meeting of Stockholders, (E) its reports filed on Form 8-K on May 28, June 25, August 5, and September 9, 2003, and (F) its registration statement on Form S-8 filed on August 14, 2003, all in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. Other than the Reports specifically recited in clauses (A) through (F) of the preceding sentence, Versant has not, on or prior to the date of this Agreement, filed any other definitive reports or statements with the SEC since the Versant Audit Date.

            (iv)  As of their respective dates, its Reports (i) were prepared in accordance with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Reports and (ii) did not, at the time they were filed (and any Reports filed by it with the SEC subsequent to the date of this Agreement will not, at the time it is filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into its Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of operations and of cash flows included in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of certain notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, except as permitted by the SEC and the rules and regulations under the Exchange Act with respect to filings on Form 10-Q or 10-QSB (as applicable).

          (f)    Absence of Certain Changes.    Except as disclosed in its Reports filed prior to the date of this Agreement, since July 31, 2003 (with respect to Versant) and since June 30, 2003 (with respect to Poet) it and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary and usual course of such business, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any change in the condition (financial or otherwise), properties, assets (including intangible assets), business or results of operations of it and its Subsidiaries, except those changes that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on it; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date of this Agreement; or (iv) any change in its accounting principles, practices or methods. Since April 30, 2003 (with respect to Versant) and since June 30, 2003 (with respect to Poet), except as provided for herein, as disclosed in Section 5.1(f) of its respective Disclosure Letter or as disclosed in its Reports filed prior to the date of this Agreement, there has not been any material increase in the compensation payable or that could become payable by it or by any of its Subsidiaries to (x) any of its officers or

  (y) any key employees of it or its Subsidiaries, or any officers of its Subsidiaries, whose annual base salary is, or whose annual cash compensation in its last fiscal year was, $150,000 or more, or any amendment of any of its Compensation and Benefit Plans.

          (g)    Litigation and Certain Liabilities.    Except as disclosed in Section 5.1(g) of its respective Disclosure Letter or as disclosed in its Reports filed prior to the date of this Agreement and except for matters which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to its knowledge, threatened against it or any of its Subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k)) or any other facts or circumstances of which it has knowledge, that are reasonably likely to result in any suits, demands or claims against, or obligations or liabilities of, it or any of its Subsidiaries.

          (h)    Employee Benefits.    A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, life or disability insurance, or other welfare plan, agreement, policy or arrangement (including without limitation all amendments thereto) that currently covers current or former employees, consultants, independent contractors, directors, former employees or former directors of it and/or any of its Subsidiaries, whether sponsored or maintained by it or any of its Subsidiaries (collectively, the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans and copies of the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Code in connection with each Compensation and Benefit Plan has been made available to Versant, in the case of Poet, and to Poet, in the case of Versant, prior to the date of this Agreement. The Compensation and Benefit Plans of it and its Subsidiaries existing as of the date of this Agreement are listed in Section 5.1(h) of its respective Disclosure Letter and any "change of control" or similar provisions of any of such Compensation and Benefit Plans which will be triggered by the Merger are specifically identified in Section 5.1(h) of its respective Disclosure Letter. All insurance and other contractual payments due from it to any insurance carriers providing insurance benefits under any of its Compensation and Benefit Plans have been paid in full when due.

            (i)    All of its Compensation and Benefit Plans are in compliance in all material respects with all applicable laws, including but not limited to the Code and ERISA and applicable laws of other jurisdictions (including, in the case of Poet, the laws of the Federal Republic of Germany and any local political subdivision or jurisdiction thereof). With respect to each of its Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan"), that is intended to be qualified under Section 401(a) of the Code (a) a favorable determination, opinion or advisory letter from the Internal Revenue Service (the "IRS") has been issued and received by it (or other relevant non-U.S. governmental authority, if applicable) for such Compensation and Benefit Plan, (b) it has applied for such a letter in a timely fashion, (c) it has a remaining period of time within which to apply for such a letter, or (d) if reliance is permitted under IRS Announcement 2001-77, relies on the favorable opinion letter or advisory letter issued to the master and prototype or volume submitter plan sponsor of such Compensation and Benefit Plan and it is not aware of any circumstances likely to result in revocation of any such favorable determination, opinion or advisory letter. There is no pending or, to its knowledge, threatened material litigation relating to its Compensation and Benefit Plans. To its knowledge, neither it nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject it or any of its Subsidiaries to fiduciary liability payment of additional benefits or a material Tax or penalty imposed by any applicable law, including but not limited to Section 4975 of the Code or Section 502 of ERISA.

            (ii)   As of the date of this Agreement, neither it nor any of its Subsidiaries maintains or contributes to an employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code.

            (iii)  Except as set forth in Section 5.1(h) of its respective Disclosure Letter, neither it nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan. With respect to Compensation and Benefit Plans that do not contain a cash or deferred arrangement under Section 401(K) of the Code, it or its Subsidiaries may amend or terminate any such plan under the terms of such Compensation and Benefit Plan at any time without incurring any material liability thereunder. With respect to Compensation and Benefit Plans that do contain a cash or deferred arrangement under Section 401(K) of the Code, it or its Subsidiaries may amend or terminate any such plan under the terms of such Compensation and Benefit Plan at any time before the Closing Date without incurring any material liability thereunder.

            (iv)  Except as set forth in Section 5.1(h) of its respective Disclosure Letter, the consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any of its employees or employees of any of its Subsidiaries to severance pay or similar benefits under applicable law or under any Compensation and Benefit Plan of its or any of its Subsidiaries, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans of it or its Subsidiaries or (z) result in any material breach or violation of, or a default under, any of the Compensation and Benefit Plans of it or any of its Subsidiaries.

            (v)   All Compensation and Benefit Plans covering current or former non-U.S. employees of it and its Subsidiaries comply in all material respects with applicable local laws. It and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers any employees of it or any of its Subsidiaries, including both U.S. and non-U.S. employees.

          (i)    Compliance with Laws.    Except as set forth in Schedule 5.1(i) or in its Reports filed prior to the date of this Agreement, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, rule regulation, judgment, order (whether temporary, preliminary or permanent), decree, arbitration award, license or permit of any Governmental Entity (collectively, "Laws"), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to (A) have a Material Adverse Effect on it; (B) result in the incurrence or payment of fines, penalties or Taxes in an aggregate amount greater than $100,000, (C) prevent, materially delay, materially burden or materially impair its ability to consummate the transactions contemplated by this Agreement; or (D) materially impair the ability of the Surviving Corporation, Versant or any of their respective affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction in which they are now being conducted. Except as set forth in its Reports filed prior to the date of this Agreement, no investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to its knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to: (A) have a Material Adverse Effect on it; (B) prevent or materially delay, materially burden or materially impair its ability to consummate the transactions contemplated by this Agreement; or (C) materially impair the ability of the Surviving Corporation, Versant or any of their respective affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. To its knowledge, no material change is required in its or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.

          (j)    Takeover Statutes.    Poet's Board of Directors has taken all necessary action to approve the Merger and the other transactions contemplated by this Agreement such that the restrictions under Section 203 of the DGCL shall not apply to the Merger or to such other transactions. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation or similar anti-takeover rule of any stock exchange on which its shares are listed, quoted or traded (each, an "Takeover Statute") is applicable to it, the Poet Shares, the Merger Consideration, the Merger, this Agreement or the other transactions contemplated by this Agreement.

          (k)    Environmental Matters.    Except as disclosed in Section 5.1(k) of its respective Disclosure Letter or in its Reports filed prior to the date of this Agreement: (i) it and its Subsidiaries have complied in all material respects with all applicable Environmental Laws; (ii) neither it nor its Subsidiaries have any material liability under any Environmental Law for any Hazardous Substance disposal or contamination on the properties currently owned or operated by it or any of its Subsidiaries; (iii) neither it nor its Subsidiaries have any material liability under any Environmental Law for any Hazardous Substance disposal or contamination on the properties formerly owned or operated by it or any of its Subsidiaries; (iv) neither it nor its Subsidiaries have any material liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any of its Subsidiaries is in violation of or has any material liability under any Environmental Law for any release or threat of release of any Hazardous Substance; (vi) neither it nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law in any material respect; (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is an indemnitor of any third party indemnitee for any liability under any Environmental Law or relating to Hazardous Substances; (viii) to its knowledge, there are no circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its property pursuant to any Environmental Law; (ix) to its knowledge, none of its properties contain any underground storage tanks, asbestos-containing material, lead-based paint, or polychlorinated biphenyls in violation of any Environmental Law or that would reasonably be expected to result in liability under any Environmental Law; and (x) neither it nor its Subsidiaries has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances in violation of any Environmental Law or that would reasonably be expected to result in any material liability under any Environmental Law.

          As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, treaty, order, decree, permit, authorization, policy, opinion, common law or agency requirement applicable to a party or any of its Subsidiaries relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources or exposure to any harmful or hazardous material, (B) the handling, use, presence, disposal, release or threatened release of any chemical substance or waste water or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

          As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

          (l)    Intellectual Property.

            (i)    As used in this Section 5.1(l):

              "Intellectual Property Rights" means, collectively, patents and registered and unregistered trademarks, service marks, logos, trade names, copyrights, mask works and trade secrets, to the extent protected under the laws of any jurisdiction.

              "Commercial Software Licenses" means commercially available end-user computer software licenses for software that is used in the ordinary course of its or its Subsidiary's business, where either (i) the total fees for such software license typically do not exceed $2,500 per license per calendar year or (ii) the software is licensed under shrinkwrap, clickwrap or other non-negotiated standard license terms and the total payment made to license such software is a one-time payment of $5,000 or less (excluding any fees for optional updates or upgrades).

              "Third Party IP License" of a party means a license or other similar agreement under which it or any of its Subsidiaries is granted rights in or under Intellectual Property Rights, or in software (such Intellectual Property Rights or software being hereinafter called "Licensed Subject Matter"); provided that the term "Third Party IP License" shall not include any Commercial Software Licenses.

              "Material Third Party IP License" of a party means a material Third Party IP License of such party, but only if either (A) the total fees, royalties or other payments that it or any of its Subsidiaries is required to pay for such Third Party IP License exceeds $25,000 per year or $50,000 in total, or (B) the Licensed Subject Matter of such Third Party IP License is a material component of any product or service marketed or commercially exploited by it or any of its Subsidiaries that generated 5% or more of its consolidated gross revenues (as determined in accordance with GAAP) during its last completed fiscal year.

            (ii)   Section 5.1(l)(ii) of its respective Disclosure Letter lists all patents, registered trademarks, service marks, trade names, logos, copyrights and mask works, and all pending applications for patents or for the registration of trademarks, service marks, trade names, logos, copyrights and mask works that are owned or registered in its name or in the name of any of its Subsidiaries and used in the business of it or any of its Subsidiaries as currently conducted (collectively "Registered IP Rights"). All of such Registered IP Rights, if any, have been duly registered in, filed in, applied for or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the appropriate corresponding offices of the Federal Republic of Germany (or political subdivisions thereof) or other countries or jurisdictions as set forth in its Disclosure Letter, and have been properly maintained and renewed in all material respects in accordance with all applicable provisions of the law and administrative regulations in each such jurisdiction.

            (iii)  Excluding Commercial Software Licenses, to its knowledge, it or one or more of its Subsidiaries owns and/or has all license or other rights necessary for it or any of such Subsidiaries to use, all Intellectual Property Rights (whether or not registered) and software used in and necessary to conduct its business and the businesses of its Subsidiaries as such businesses are currently conducted (collectively, its "Required IP Rights"). To its knowledge, none of its Required IP Rights that is owned by it is co-owned with any other Person.

            (iv)  Neither it nor any of its Subsidiaries is bound by any agreements, including without limitation any license agreements, that have granted to any third party any purchase option, right of first refusal or a consensual security interest in any material Intellectual Property Rights or Required IP Rights that are owned by it or any of its Subsidiaries.

            (v)   Section 5.1(l)(v) of its respective Disclosure Letter includes a complete and accurate list of all of its Material Third Party IP Licenses. It and its Subsidiaries are in compliance in all material respects with all of its Material Third Party Licenses, and are not in default of any of its Material Third Party IP Licenses, all of which are in full force and effect. To its knowledge, it and each of its Subsidiaries is in compliance in all material respects with all of its Third Party IP Licenses that are not Material Third Party IP Licenses, and is not in material breach or default of any of its Third Party IP Licenses that are not Material Third Party IP Licenses.

            (vi)  Neither it nor any of its Subsidiaries is, nor will it or any of its Subsidiaries (as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby) be, in material breach, violation or default of any Material Third Party IP License. Its rights to its Required IP Rights will not be materially adversely affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

            (vii) To its knowledge, there are no material claims, suits or demands pending against it or any of its Subsidiaries by any other Person pertaining to any of its rights in or with respect to any of its Required IP Rights, and no proceedings have been instituted, are pending or, to its knowledge, threatened against it or any of its Subsidiaries which challenge its rights or the rights of any of its Subsidiaries in or with respect to any of its Required IP Rights, except as may be described in its Reports. Section 5.1(l)(vii) of its respective Disclosure Letter contains a complete and accurate list of any pending challenges or adversarial proceedings to which it or any of its Subsidiaries is a party before any patent or trademark authority (including any pending applications for reexamination of a patent), a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, opposition, and protests.

            (viii) The manufacturing, marketing, distribution or sale of any product currently manufactured, marketed, distributed or sold by it or any of its Subsidiaries in the countries where it or its Subsidiaries have conducted such activities, does not, to its knowledge, infringe or misappropriate the Intellectual Property Rights, software (including source code and object code), or proprietary non-public technology of any third party.

            (ix)  It and each of its Subsidiaries has taken all reasonable steps it believes to be required and customary in accordance with sound business practice to establish, preserve and protect its ownership of all material copyright, trade secret and other proprietary rights with respect to its products and technology. It and each of its Subsidiaries has required all their employees and independent contractors who have or have had access to valuable non-public information of it and each of its Subsidiaries to execute agreements under which such persons are required to maintain the confidentiality of such information and appropriately restricting the use thereof. It does not have knowledge of any infringement by others (including any of its employees or former employees) of any Intellectual Property Rights of it or any of its Subsidiaries.

            (x)   Each current and former employee, consultant, independent contractor, officer and director of it and its Subsidiaries who has developed or created any Inventions (as defined below) has entered into a written agreement with it or one of its Subsidiaries suitable and sufficient to vest in it or one of its Subsidiaries sole and exclusive right, title and interest in and to all such Inventions and all Intellectual Property Rights in or to such Inventions. It has timely and validly declared and claimed ownership of all such Inventions to the extent it is required to do so under applicable law in order to obtain ownership thereof, and it and its Subsidiaries have timely paid in full when due any and all required compensation and payments due and payable by it or any of its Subsidiaries to secure ownership or other rights in such Inventions under the German Employees' Invention Act and other applicable laws. As used in this subparagraph (x), with respect to Versant and Poet, respectively, the term "Inventions" means, collectively, software, technology, inventions or similar creations, developments or works that are (i) intended to be the property or it or any of its Subsidiaries or (ii) useful or necessary to any of its lines of business and related thereto.

            (xi)  To its knowledge, no employee of it or its Subsidiaries is in material violation or breach of any term of any employment contract or agreement or any other contract or restrictive covenant relating to the right of any such employee to be employed by it or any of its Subsidiaries or to use trade secrets or proprietary information of others and the employment of any employee currently employed by it or by any of its Subsidiaries does not, to its knowledge, subject it or any of its Subsidiaries to any liability to any third party.

          (m)    Tax Matters.    As of the date of this Agreement, it does not have any knowledge of any fact or circumstance that it is aware would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

          (n)    Taxes.

            (i)    It and each of its Subsidiaries, and any consolidated, combined, affiliated or unitary group for tax purposes of which it or any of its Subsidiaries is or has been a member (collectively, its "Consolidated Group"), has timely filed all Tax Returns required to be filed by it in the manner provided by applicable law. All such Tax Returns are true, correct and complete in all material respects. It and each of its Subsidiaries and its Consolidated Group have timely paid all Taxes due or required to be paid by it for which payment is due. It and its Subsidiaries have no liability for any unpaid Taxes except to the extent that an adequate accrual or reserve for such unpaid Taxes has been appropriately reflected in accordance with GAAP on, in the case of Poet, its unaudited balance sheet at June 30, 2003 included with its report on Form 10-QSB filed with the SEC, and in the case of Versant, on its audited balance sheet at April 30, 2003 included with its report on Form 10-Q filed with the SEC and except for any Taxes incurred by it or its Subsidiaries after the date of such balance sheet in the ordinary course of business consistent with past practice. It and each of its Subsidiaries has timely paid all payroll and other withholding taxes required to be paid by it.

            (ii)   Except as has been disclosed in Section 5.1(n)(ii) of its respective Disclosure Letter: (A) no claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of it or any of its Subsidiaries or its Consolidated Group or is being asserted against it or any of its Subsidiaries or its Consolidated Group, except for liens for property taxes not yet due and payable; (B) no audit, examination, investigation, deficiency or refund claim, litigation or other proceeding in respect of Taxes of it, any of its Subsidiaries or its Consolidated Group is pending, threatened or being conducted by a Tax authority and no taxing authority has given written notice of the commencement of any audit, examination, deficiency litigation or other proceeding with respect to any such Taxes; (C) no material issues have been raised by the relevant taxing authority in connection with any examination of the

    Tax Returns filed by it and its Subsidiaries and its Consolidated Group; (D) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by it or any of its Subsidiaries or its Consolidated Group and is currently in effect; (E) neither it nor any of its Subsidiaries nor its Consolidated Group (1) is a party to, is bound by, or has any obligation under, or potential liability with regards to, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, or (2) has any potential liability or obligation for any Taxes of any Person other than itself and its Subsidiaries, whether as a transferee or successor or pursuant to Treasury Regulations 1.1502-6 (or similar provisions under state, local or foreign law) or otherwise; (F) neither it nor any of its Subsidiaries has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of it or any of its Subsidiaries; (G) except as set forth in Section 5.1(n) of its Disclosure Letter, neither it nor any of its Subsidiaries nor its Consolidated Group is a party to any agreement, plan, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (H) neither it nor any of its Subsidiaries has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; (I) neither it nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code, and neither its stock nor the stock of any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code; (J) neither it nor any of its Subsidiaries nor its Consolidated Group is nor has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code; (K) neither it nor any of its Subsidiaries nor its Consolidated Group has been the subject to a Tax ruling that has continuing effect; and (L) neither it nor any of its Subsidiaries nor its Consolidated Group has agreed to include, or is required to include, in income for any year beginning after the Effective Time, any adjustment under either Section 481(a) of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

            "Taxes" means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, environmental transfer taxes, social security charges, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

            "Tax Return" means any return, declaration, report, statement or information return required to be filed with any governmental authority (whether federal, state, foreign or local) with respect to Taxes.

          (o)    Labor Matters.

            (i)    Neither it nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to its knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving it or any of its Subsidiaries.

            (ii)   Neither it nor any of its Subsidiaries has employment or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

            (iii)  A list of all employees of it and its Subsidiaries and their current compensation and benefits as of the date of this Agreement is set forth on Schedule 5.1(o) to its Disclosure Letter.

            (iv)  During the two (2) year period prior to the date of this Agreement: (A) neither it nor any of its Subsidiaries has effectuated a "plant closing" (as defined in the Workers Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of it or any of its Subsidiaries; and (B) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of it or any of its Subsidiaries.

          (p)    No Stockholder Rights Plan.    It does not have in place or effect, nor does it maintain or is it bound by, any stockholder rights plan (commonly referred to as a "poison pill") which would afford any of its stockholders any rights (or potential rights) to purchase or acquire any of its shares of capital stock or other securities as a result of the Merger or any of the other transactions contemplated by this Agreement.

          (q)    Brokers and Finders.    Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that (i) Poet has engaged equinet Corporate Finance AG as its financial advisor in connection with this Agreement and the Merger, the arrangements with which have been disclosed to Versant prior to the date of this Agreement in Section 5.1(q) of Poet's Disclosure Letter, and (ii) Versant has employed Seven Hills Partners LLC and Viscardi AG as its financial advisors in connection with this Agreement and the Merger, the arrangements with which have been disclosed to Poet prior to the date of this Agreement in Section 5.1(q) of Versant's Disclosure Letter.

          (r)    Warranties.    To its knowledge, there are no material claims pending or threatened against it or any of its Subsidiaries with respect to the quality of its products or alleged defects in its products or services or based upon any claim that it or its Subsidiaries has breached any implied or express warranty with respect to any of its products or services. It is not aware of any facts relating to quality problems or defects in any of the products or services that are now, or have been, marketed by it or any of its Subsidiaries which, if known by a potential claimant or a Governmental Entity, would reasonably be expected to give rise to a material liability on its part or a material claim or proceeding against it.

ARTICLE VI

COVENANTS

        6.1    Conduct of Poet's Business.

          (a)    In General.    From the date of this Agreement until the Effective Time Poet shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course substantially consistent with past practice and in a manner not representing a new strategic direction for Poet and its Subsidiaries and shall, and shall cause its Subsidiaries to, use their commercially reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Versant (which consent shall not be unreasonably withheld or delayed) or as contemplated by this Agreement and except as set forth in Section 6.1 of the Poet Disclosure Letter, from the date of this Agreement until the Effective Time:

            (i)    Poet will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws (except for the amendment and restatement of the Certificate of Incorporation of the Surviving Corporation upon the Effective Time of the Merger as provided in Section 2.1), or adopt any "poison pill" or stockholder rights plan;

            (ii)   Poet will not, and will not permit any Subsidiary of Poet to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Poet or any of its Subsidiaries (other than a merger or consolidation between its wholly owned Subsidiaries, and immaterial recapitalizations of its Subsidiaries);

            (iii)  Poet will not, and will not permit any Subsidiary of Poet to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Poet or of any of its Subsidiaries or any Poet Voting Debt other than: (A) issuances or conversions pursuant to the exercise of convertible securities, options, stock-based awards or warrants that are outstanding on the date of this Agreement and disclosed in Section 5.1(b)(i) of this Agreement or in Section 5.1(b) of the Poet Disclosure Letter in accordance with their existing terms and conditions; and (B) issuances or grants of additional options or stock-based awards to acquire Poet Shares granted or issued after the date of this Agreement under the terms of any Poet Option Plan as in effect on the date of this Agreement in the ordinary course of Poet's business consistent with Poet's past practice (including but not limited to in connection with annual compensation reviews or ordinary course promotions or to new hires) and issuances of Poet Shares pursuant to such additional options and stock-based awards, provided that such options or stock-based awards (1) are only granted to individuals who are employees of Poet or its Subsidiaries or are granted to directors of Poet pursuant to non-discretionary automatic grant provisions under Poet's 1999 Director Option Plan; (2) have an exercise or purchase price at least equal to the fair market value of the Poet Shares on the date of grant; and (3) have a vesting schedule and other terms consistent with Poet's stock option grant guidelines currently in effect (a copy of which has been provided to Versant) and do not accelerate, or become subject to acceleration of vesting, directly or indirectly, as a result of the approval or consummation of the Merger and/or termination of employment after the Merger or otherwise;; (C) the issuance of Poet Shares pursuant to Poet's 1999 Employee Stock Purchase Plan, as in effect on the date of this Agreement and as it may be modified pursuant to (and only pursuant to) Section 6.12(c) (but not pursuant to any other amendment to such Plan); and (D) transfers or issuances of shares of any Subsidiary of Poet to Poet or to any of its wholly-owned Subsidiaries. Until the termination of this Agreement, Poet will provide Versant with monthly reports within fifteen (15) days after the close of each calendar month which will state: (a) the number of options, stock-based awards or Poet Shares proposed to be granted or issued by Poet in the following calendar month and the number of options, stock-based awards or Poet Shares actually granted or issued by Poet in such preceding calendar month, listing, in each case, the recipient (or proposed recipient, as applicable) of each such option, stock-based award or shares, the exercise price, purchase price or other price paid and summarizing the vesting conditions associated with such option, stock-based award or share(s); and (b) the number of Poet Shares (if any) issued under Poet' s 1999 Employee Stock Purchase Plan during such preceding month.

            (iv)  Poet will not, and will not permit any Subsidiary of Poet to, (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid to Poet by any wholly-owned Subsidiary of Poet;

            (v)   Poet will not, and will not permit any Subsidiary of Poet to, redeem, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock of Poet or any of its Subsidiaries except for repurchases of unvested shares from an employee or consultant at their issue price in connection with the termination of the employment or consulting relationship with such employee or consultant pursuant to stock option or purchase agreements in effect on the date of this Agreement;

            (vi)  Poet will not (A) amend the terms (including the terms relating to acceleration or vesting) of any outstanding options to purchase Poet Shares or any other stock-based award or any restricted or unvested Poet Shares, including, but not limited to, amendments to accelerate or otherwise change the vesting or period of exercisability of options or restricted stock, or (B) reprice options or authorize cash payments in exchange for any options granted;

            (vii) Poet will not, and will not permit any Subsidiary of Poet to, (A) increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any existing written agreement or commitment, (B) grant any new severance or termination package to any employee or consultant, other than in the ordinary course of its business consistent with its past practice and the policies of Poet disclosed to Versant prior to the date of this Agreement, or (C) enter into or adopt any new, or amend any existing, Compensation and Benefit Plan;

            (viii) Poet will not, and will not permit any of its Subsidiaries to, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) a material amount of assets or property (as measured with respect to the consolidated assets of Poet and its Subsidiaries taken as a whole) of any other Person;

            (ix)  Poet will not, and will not permit any of its Subsidiaries to sell, lease, transfer, issue, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property (as measured with respect to the consolidated assets of Poet and its Subsidiaries taken as a whole) or any stock or ownership interest in Poet or any of its Subsidiaries except (i) pursuant to Contracts or commitments existing on the date of this Agreement and disclosed in Section 6.1(a)(ix) of the Poet Disclosure Letter, or (ii) as permitted by Section 6.1(a)(iii);

            (x)   Poet will not, and will not permit any of its Subsidiaries to, (A) incur or assume any long-term or short-term debt or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (C) make or cancel, or waive any rights with respect to, any loans, advances or capital contributions to, or investments in, any other person; (D) pledge or otherwise encumber shares of capital stock of Poet or its Subsidiaries; (E) mortgage or pledge any of its tangible or intangible assets or properties; or (F) enter into an indemnification or similar agreement with any employee, officer or director of Poet or of any of its Subsidiaries; provided, however, that nothing in this paragraph will prevent Poet or any of its Subsidiaries from incurring unsecured indebtedness for trade payables incurred in the ordinary course of its business consistent with its past practices or from obtaining ordinary and usual credit payment terms extended for purchases made in the ordinary course of its business consistent with its past practices;

            (xi)  Poet will not, and will not permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted,

    contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in Poet's balance sheet at June 30, 2003, or incurred subsequent to such date in the ordinary course of business consistent with past practice;

            (xii) Poet will not, and will not permit any of its Subsidiaries to, (A) enter into any license or other agreement with respect to the Intellectual Property Rights owned by Poet or any of its Subsidiaries or (B) enter into any consulting arrangement; provided that clauses (A) and (B) shall not include, nor prevent Poet or any of its Subsidiaries from entering into, any non-exclusive license, agreement or consulting arrangement that is granted in the ordinary course of business consistent with its past practice;

            (xiii) Poet will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any transaction (except pursuant to an already existing, and legally enforceable written agreement disclosed in the Poet Reports or the Poet Disclosure Letter) with, or enter into any agreement with, any director, officer or affiliate of Poet or any individual known to Poet to be a family member of any such person except for transactions solely between Poet or any wholly-owned Subsidiary of Poet and one or more wholly-owned Subsidiaries of Poet and except for payment of compensation and grants of stock options permitted by the other clauses of this Section 6.1;

            (xiv) except for any such change which is not material or which is required by reason of a concurrent change in GAAP, Poet will not, and will not permit any Subsidiary of Poet to, change any method of accounting or accounting practice used by it;

            (xv) Poet will not, and will not permit any Subsidiary of Poet to, amend, modify or otherwise change the terms of (A) any existing customer contract to accelerate the payments due to Poet or its Subsidiaries thereunder or (B) any other contract or commitment to defer the payments due or payable by Poet or any of its Subsidiaries thereunder;

            (xvi) Poet will not, and will not permit any Subsidiary of Poet to, enter into any joint venture, partnership or other similar arrangement;

            (xvii) Poet will not amend or waive any provisions of any standstill or similar agreement;

            (xviii) Poet will not, and will not permit any of its Subsidiaries to, (A) make or change any Tax election, (B) settle any audit of any of its Tax Returns or (C) file any amended Tax Return, in each case, that is reasonably likely to result in a Tax liability that is greater than $200,000;

            (xix) Poet will not, and will not permit any of its Subsidiaries to, enter into any agreement that limits the ability of Poet or any Subsidiary of Poet, or would limit the ability of Versant or any Subsidiary of Versant after the Effective Time, to compete in any market or business, to conduct any line of business or to compete with any Person, or engage in any business, in any geographic area or during any time period;

            (xx) Poet will not, and will not permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger except as expressly permitted by Section 6.5; and

            (xxi) Poet will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        6.2    Conduct of Versant's Business.

          (a)    In General.    Subject to (and except as provided in) the provisions of Section 6.2(b), from the date of this Agreement until the Effective Time, Versant shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course substantially consistent with past practice and in a manner not representing a new strategic direction for Versant and its Subsidiaries and shall, and shall cause its Subsidiaries to, use their commercially reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Poet (which consent shall not be unreasonably withheld or delayed) or as contemplated by this Agreement and except as set forth in Section 6.2 of the Versant Disclosure Letter, from the date of this Agreement until the Effective Time:

            (i)    Versant will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws (except for the Articles Amendment, any amendment of Versant's Articles of Incorporation that is reasonably necessary to enable Versant to consummate a Permitted Financing (as defined in Section 6.2(b)) or the amendment and restatement of the Certificate of Incorporation of the Surviving Corporation upon the Effective Time of the Merger as provided in Section 2.1) or to adopt any "poison pill" or stockholder rights plan;

            (ii)   Versant will not, and will not permit any Subsidiary of Versant to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Versant or any of its Subsidiaries (other than a merger or consolidation between its wholly owned Subsidiaries, and immaterial recapitalizations of its Subsidiaries);

            (iii)  Versant will not, and will not permit any Subsidiary of Versant to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Versant or any of its Subsidiaries or any Versant Voting Debt other than: (A) issuances or conversions pursuant to the exercise or conversion of convertible securities, options, stock-based awards or warrants outstanding on the date of this Agreement and disclosed in Section 5.1(b)(ii) of this Agreement or in Section 5.1(b) of the Versant Disclosure Letter in accordance with their existing terms and conditions, and any issuance of any additional shares of Versant Common Stock into which shares of Versant Series A Preferred Stock may become convertible pursuant to the Articles Amendment and/or Section 6.17; and (B) issuances or grants of additional options or stock-based awards to acquire shares of Versant Common Stock granted or issued after the date of this Agreement under the terms of any Versant Stock Plan as in effect on the date of this Agreement in the ordinary course of Versant's business consistent with Versant's past practice (including but not limited to in connection with annual compensation reviews or ordinary course promotions or to new hires) and issuances of Versant Common Stock pursuant to such additional options and stock-based awards, provided that such additional options or stock-based awards (1) are only granted to individuals who are employees of Versant or its Subsidiaries or are granted to directors of Versant pursuant to non-discretionary automatic grant provisions under Versant's 1996 Directors Stock Option Plan, (2) have an exercise or purchase price at least equal to the fair market value of the Versant Common Stock on the date of grant and (3) have a vesting schedule and other terms consistent with Versant's stock option grant guidelines currently in effect (a copy of which has been provided to Poet) and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Merger and/or termination of employment after the Merger or otherwise; and (C) the issuance of shares of Versant Common Stock pursuant to Versant's 1996 Employee Stock Purchase Plan as currently in effect on the date of this Agreement; (D) transfers or issuances of shares of any Subsidiary of Versant to Versant or to any of Versant's wholly-owned Subsidiaries; and (E) any issuances of shares of Versant's capital stock and/or of other debt or equity securities of Versant (including but not limited to Warrants and convertible securities) pursuant to a Permitted Financing. Until the termination of this Agreement, Versant will provide Poet with monthly reports within fifteen (15) days after the close of each calendar month which will state: (a) the number of options, stock-based awards or shares of Versant Common Stock proposed to be granted or issued by Versant in the following calendar month and the number of options, stock-based awards or shares of Versant Common Stock actually granted or issued by Versant in such preceding calendar month, listing, in each case, the recipient (or proposed recipient, as applicable) of each such option, stock-based award or shares, the exercise price, purchase price or other price paid and summarizing the vesting conditions associated with such option, stock-based award or share(s); and (b) the number of shares of Versant Common Stock (if any) issued under Versant's 1996 Employee Stock Purchase Plan during such preceding month.

            (iv)  Versant will not, and will not permit any Subsidiary of Versant to, (A) split, combine, subdivide or reclassify its outstanding shares of capital stock or (B) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, other than dividends paid to Versant by any wholly-owned Subsidiary of Versant;

            (v)   Versant will not, and will not permit any Subsidiary of Versant to, redeem, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock of Versant or any of its Subsidiaries, except for repurchases of unvested shares from an employee or consultant at their issue price (or other price previously agreed to in a Contract existing as of the date of this Agreement and disclosed in the Versant Disclosure Letter) in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date of this Agreement;

            (vi)  Versant will not (A) amend the terms (including the terms relating to acceleration or vesting) of any outstanding options to purchase shares of Versant Common Stock or any other stock-based award or any restricted or unvested Shares of Versant Common Stock, including, but not limited to, amendments to accelerate or otherwise change the vesting or period of exercisability of options or restricted stock, or (B) reprice options or authorize cash payments in exchange for any options granted;

            (vii) Versant will not, and will not permit any Subsidiary of Versant to, (A) increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any existing written agreement or commitment, (B) grant any new severance or termination package to any employee or consultant, other than in the ordinary course of its business consistent with its past practice and the policies of Versant disclosed to Poet prior to the date of this Agreement, or (C) enter into or adopt any new, or amend any existing, Compensation and Benefit Plan;

            (viii) Versant will not, and will not permit any of its Subsidiaries to, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) a material amount of assets or property (as measured with respect to the consolidated assets of Versant and its Subsidiaries taken as a whole) of any other Person;

            (ix)  Versant will not, and will not permit any of its Subsidiaries to sell, lease, transfer, issue, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property (as measured with respect to the consolidated assets of Versant and its Subsidiaries taken as a whole) or any stock or ownership interest in Versant or any of its Subsidiaries except (A) pursuant to Contracts or commitments existing on the date of this Agreement and disclosed in Section 6.2(i) of the Versant Disclosure Letter, or (B) as permitted by Section 6.2(a)(iii) or Section 6.2(b);

            (x)   Except in connection with a Permitted Financing, and except for borrowings under existing lines of credit or existing financing facilities disclosed in the Versant Disclosure Letter in the ordinary course of business consistent with past practice and in amounts not material to Versant and its Subsidiaries, taken as a whole Versant will not, and will not permit any of its Subsidiaries to, (A) incur or assume any long-term or short-term debt or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (C) make or cancel, or waive any rights with respect to, any loans, advances or capital contributions to, or investments in, any other person; (D) pledge or otherwise encumber shares of capital stock of Versant or its Subsidiaries; (E) mortgage or pledge any of its tangible or intangible assets or properties; or (F) enter into an indemnification or similar agreement with any employee, officer or director of Versant or of any of its Subsidiaries (except that, notwithstanding this clause (E), Versant may enter into an indemnification agreement with a member of Versant's board of directors who has not entered into such an agreement with Versant, provided such agreement is in substantially the same form as Versant's standard indemnification agreements with its directors); and provided, however, that nothing in this paragraph will prevent Versant or any of its Subsidiaries from incurring unsecured indebtedness for trade payables incurred in the ordinary course of its business consistent with its past practices or from obtaining ordinary and usual credit payment terms extended for purchases made in the ordinary course of its business consistent with its past practices;

            (xi)  Versant will not, and will not permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in Versant's balance sheet at July 31, 2003, or incurred subsequent to such date in the ordinary course of business consistent with past practice;

            (xii) Versant will not, and will not permit any of its Subsidiaries to, (A) enter into any license or other agreement with respect to the Intellectual Property Rights owned by Versant or any of its Subsidiaries or (B) enter into any consulting arrangement; provided that clauses (A) and (B) shall not include, nor prevent Versant or any of its Subsidiaries from entering into, any non-exclusive license, agreement or consulting arrangement that is granted in the ordinary course of business consistent with its past practice;

            (xiii) except for any such change which is not material or which is required by reason of a concurrent change in GAAP, Versant will not, and will not permit any Subsidiary of Versant to, change any method of accounting or accounting practice used by it;

            (xiv) Versant will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any transaction (except pursuant to an already existing, and legally enforceable written agreement disclosed in the Versant Reports or the Versant Disclosure Letter) with, or enter into any agreement with, any director, officer or affiliate of Versant or any individual known to Versant to be a family member of any such person except for transactions solely between Versant or any wholly-owned Subsidiary of Versant and one or more wholly-owned Subsidiaries of Versant and except for payment of compensation and grants of stock options permitted by the other clauses of this Section 6.2;

            (xv) Versant will not, and will not permit any Subsidiary of Versant to, amend, modify or otherwise change the terms of (A) any existing customer contract to accelerate the payments due to Versant or its Subsidiaries thereunder or (B) any other contract or commitment to defer the payments due or payable by Versant or any of its Subsidiaries thereunder;

            (xvi) Versant will not, and will not permit any Subsidiary of Versant to, enter into any joint venture, partnership or other similar arrangement;

            (xvii) Versant will not amend or waive any provisions of any standstill or similar agreement;

            (xviii) Versant will not, and will not permit any of its Subsidiaries to (A) make or change any Tax election, (B) settle any audit of any of its Tax Returns or (C) file any amended Tax Return, in each case, in each case, that is reasonably likely to result in a Tax liability that is greater than $200,000;

            (xix) Versant will not, and will not permit any of its Subsidiaries to, enter into any agreement that limits the ability of Versant or any Subsidiary of Versant, or would limit the ability of Versant, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time, to compete in any market or business, to conduct any line of business or to compete with any Person, or engage in any business, in any geographic area or during any time period;

            (xx) Versant will not, and will not permit any of its Subsidiaries to, take any action which would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger, except as expressly permitted by Section 6.5; and

            (xxi) Versant will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

          (b)    Permitted Actions.    Notwithstanding anything contained in Section 6.2(a) or elsewhere in this Agreement to the contrary, but subject to the provisions of Section 8.3(c), nothing in this Agreement (including but not limited to the provisions of Section 6.2(a) or the provisions of Section 6.5), shall prohibit or prevent Versant or any of its Subsidiaries from soliciting, negotiating, engaging in or consummating a Permitted Financing (as defined below). As used herein: "Permitted Financing" means, collectively, any one or more Financing Transactions (as defined below) and/or any combination thereof, so long as the terms of such Financing Transaction(s) do not call for or require the termination of this Agreement or a material amendment to its terms. A "Financing Transaction" means any transaction or series of transactions in which Versant (A) raises or obtains funds through the issuance and sale by Versant of shares of its capital stock and/or other equity or debt securities of Versant, including but not limited to shares of Versant Common Stock or Versant Preferred Stock, convertible debt securities or convertible promissory notes or options, warrants or other rights to purchase or otherwise acquire shares of Versant's capital stock or (B) obtains a loan or advance of funds or a credit facility (including credit facilities supplied by banks and other lenders) whether or not secured.

        6.3    Prospectus/Proxy Statement and Registration Statement.

          (a)   As promptly as practicable after the execution of this Agreement, Versant and Poet shall prepare and Versant shall file with the SEC a Registration Statement on Form S-4 (the "Registration Statement") with respect to the registration of the issuance, pursuant to Section 4.1, of shares of Versant Common Stock in the Merger under the Securities Act and containing, in addition to a prospectus covering such issuance of shares of Versant Common Stock, a proxy statement in connection with the vote of stockholders of Poet to approve and adopt this Agreement and the Merger and a proxy statement in connection with the vote of stockholders of Versant to approve and adopt this Agreement and the Merger, the Versant Stock Issuance and the Articles Amendment (the "Prospectus/Proxy Statement"). Versant and Poet will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 6.3 and Versant will provide Poet a reasonable time to review and comment on each draft and each amendment of or supplement to the Registration Statement. Each of Versant and Poet will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Versant and Poet will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement or the Registration Statement, Versant or Poet, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC, or its staff, and/or mailing to stockholders of Versant and/or Poet, such amendment or supplement. Each of Versant and Poet shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of such filings made with the SEC. Each of Versant and Poet will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

          (b)   Each of Poet and Versant agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to its stockholders, at the time of its Stockholders' Meeting (as defined in Section 6.4(a)) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Poet with respect to statements made or incorporated by reference therein about Versant or supplied by Versant for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement and no representation or warranty is made by Versant with respect to statements made or incorporated by reference therein about Poet that are supplied by Poet for inclusion or incorporation by reference in the Registration Statement or Prospectus/Proxy Statement.

        6.4    Meetings of Stockholders; Board Recommendation.

          (a)    Meetings of Stockholders.    Promptly after the Registration Statement is declared effective under the Securities Act, each of Versant and Poet will take all action necessary (in accordance with applicable law and the provisions of this Agreement) to call, hold and convene a meeting of its respective stockholders to consider, (i) in the case of Versant, the adoption and approval of this Agreement and the Merger, the Versant Stock Issuance, the Articles Amendment and (to the extent legally necessary) the Versant Board Re-Composition contemplated by Section 3.3, and, (ii) in the case of Poet, adoption and approval of this Agreement and the Merger (each of such meetings of stockholders of Versant and Poet, a "Stockholders' Meeting") to be held as promptly as practicable (within 45 days, if practicable, to the extent permitted by applicable law and the regulations of Nasdaq Stock Market (in the case of Versant) and the Frankfurt Stock Exchange (in the case of Poet)) after the declaration of effectiveness of the Registration Statement. Each of Versant and Poet will use all reasonable efforts to hold their respective Stockholders' Meetings on the same date. Subject to Section 6.5(d), each of Versant and Poet will use all reasonable efforts to solicit from its respective stockholders proxies in favor of, in the case of Versant, adoption and approval of this Agreement and the Merger, the Versant Stock Issuance and the Articles Amendment, and, in the case of Poet, the adoption and approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by applicable law and the rules and regulations of the Nasdaq Stock Market (in the case of Versant) and the Frankfurt Stock Exchange (in the case of Poet) to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Versant or Poet, as the case may be, may adjourn or postpone its Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective stockholders in advance of a vote on this Agreement and the Merger (and, in the case of the stockholders of Versant, the Versant Stock Issuance and the Articles Amendment), or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient Poet Shares or insufficient shares of Versant Common Stock or Versant Series A Preferred Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting. Each of Versant and Poet shall ensure that its respective Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders' Meeting are solicited in compliance with the California General Corporation Law (in the case of Versant) the DGCL (in the case of Poet), its articles or certificate of incorporation (as applicable) and bylaws, and the rules and regulations of the Nasdaq Stock Market (in the case of Versant) and the Frankfurt Stock Exchange (in the case of Poet) and all other Laws, as applicable.

          (b)    Board Recommendation.    Except to the extent expressly permitted by Section 6.5(d): (i) the Board of Directors of each of Versant and Poet shall recommend that the stockholders of Versant and Poet, respectively, vote in favor of, in the case of Versant, the adoption and approval of this Agreement and the Merger, the Versant Stock Issuance and the Articles Amendment and, to the extent legally necessary, the Versant Board Re-Composition contemplated by Section 3.3, and, in the case of Poet, the adoption and approval of this Agreement and the Merger, at their respective Stockholders' Meetings, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Versant has recommended that Versant's stockholders vote in favor of the adoption and approval of this Agreement and the Merger, the Versant Stock Issuance and the Articles Amendment at the Stockholders' Meeting of Versant and that the Board of Directors of Poet has recommended that Poet's stockholders vote in favor of adoption and approval of this Agreement and the Merger at the Stockholders' Meeting of Poet; and (iii) neither the Board of Directors of Versant or Poet nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of Versant and Poet vote in favor of, in the case of Versant, the adoption and approval of this Agreement and the Merger, the Versant Stock Issuance and the Articles Amendment, and, in the case of Poet, adoption and approval of this Agreement and of the Merger.

        6.5    Acquisition Proposals.    Poet and Versant agree with each other as set forth below in this Section 6.5. For purposes of construing this Section 6.5, (x) with respect to Versant's agreements and covenants made in this Section 6.5, references to "it" or "itself" shall mean and refer to Versant and references to the "Other Party" shall mean and refer to Poet, and (y) with respect to Poet's agreements and covenants made in this Section 6.5, references to "it" or "itself" shall mean and refer to Poet and references to the "Other Party" shall mean and refer to Versant.

          (a)    No Solicitation.    Subject to the provisions of this Section 6.5, it agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 6.5(g)) with respect to itself, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to itself, except as to the existence of the provisions of this Section 6.5, (iv) approve, endorse or recommend any Acquisition Proposal with respect to itself, or (v) execute or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. It and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

          (b)    Notification of Unsolicited Acquisition Proposals.

            (i)    As promptly as practicable after its receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal with respect to itself, it shall provide the Other Party with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. It shall provide the Other Party as promptly as practicable, with oral and written notice setting forth all such information as is reasonably necessary to keep the Other Party informed in all material respects and on a current basis of any changes in the proposed material terms and conditions or the status of any such Acquisition Proposal, request or inquiry.

            (ii)   It shall provide the Other Party with forty-eight (48) hours prior notice (or such lesser prior notice as it provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

          (c)    Superior Offers.    Notwithstanding anything to the contrary contained in Section 6.5(a), in the event that it receives an unsolicited, bona fide written Acquisition Proposal with respect to itself from a third party that its Board of Directors has in good faith concluded (following receipt of the advice of its outside legal counsel and its financial advisor), is a Superior Offer (as defined in Section 6.5(g)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following receipt of the written advice of its outside legal counsel, that the failure to do so is required in order to prevent its Board of Directors from breaching its fiduciary obligations under applicable law):

            (i)    Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives the Other Party written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 6.8) and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to the Other Party (to the extent such nonpublic information has not been previously so furnished); and

            (ii)   Engage in negotiations with the third party with respect to the Acquisition Proposal made with respect to itself, provided that concurrently with entering into negotiations with such third party, it gives the Other Party written notice of its intention to enter into negotiations with such third party.

          (d)    Change of Recommendation.    In response to its receipt of a Superior Offer, it's Board of Directors may (i) withhold, withdraw, amend or modify its recommendation in favor of this Agreement and the Merger (or, in the case of Versant, the Versant Stock Issuance and the Articles Amendment) as a result of its receipt of a Superior Offer or, in the case of its receipt of a Superior Offer that is a tender or exchange offer made directly to its stockholders, recommend that its stockholders accept the tender or exchange offer; (ii) notice, call and hold a meeting of its stockholders to consider and vote upon such Superior Offer; and/or (iii) recommend that its stockholders accept and approve the Superior Offer (any of the foregoing actions, whether by its Board of Directors or a committee thereof, being referred to herein as a "Change of Recommendation"), if (and only if) all of the following conditions set forth below in clauses (i) through (iv) have first been met and satisfied:

            (i)    Its Stockholders' Meeting has not occurred;

            (ii)   A Superior Offer with respect to its has been made and has not been withdrawn and its Board of Directors has concluded in good faith, after receipt of the advice of its outside legal counsel and financial advisors, that, in light of such Superior Offer, such Board of Directors is required to effect a Change of Recommendation in order to prevent a breach of its fiduciary obligations under applicable law;

            (iii)  It shall have (A) provided the Other Party written notice which shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to the Other Party a copy of all written materials and information it has delivered or made available to the Person or group making the Superior Offer in connection with such Superior Offer and not previously provided to the Other Party, and (C) considered any counterproposal to the Superior Offer that the Other Party may make during the five (5) day period after the Other Party's receipt of the written notice referred to in clause (A) (no Change of Recommendation being permissible hereunder prior to the end of such five (5) day period) and (D) determined in the good faith judgment of its Board of Directors (following receipt of the advice of its outside legal counsel and its financial advisor), that such counterproposal is less favorable, from a financial point of view, to its stockholders (in their capacities as stockholders) than the Superior Offer;

            (iv)  It shall not have breached in any material respect any of the provisions set forth in Section 6.4 or this Section 6.5.

          (e)    Continuing Obligation to Call, Hold and Convene Stockholders' Meeting; No Other Vote.    Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is properly terminated in accordance with the provisions of Article VIII, (i) the obligation of Poet or Versant to call, give notice of, convene and hold its Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation and (ii) except as expressly permitted by Section 6.5(d), it shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so. Except as permitted by the provisions of Article VIII, nothing in this Section 6.5 shall (i) permit it to terminate this Agreement or (ii) permit it to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that, during the term of this Agreement, it shall not enter into any agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal with respect to itself (other than a confidentiality agreement compliant with the provisions of Section 6.5(c)(i)).

          (f)    Compliance with Tender Offer Rules.    Nothing contained in this Agreement shall prohibit it or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, neither Poet nor Versant shall effect a Change of Recommendation unless specifically permitted to do so pursuant to the terms of Section 6.5(d).

          (g)    Certain Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

            (i)    "Acquisition Proposal" shall mean, with respect to Versant or Poet, respectively, any offer or proposal relating to any transaction (other than the Merger and related transactions contemplated by this Agreement) or series of related transactions involving: (A) any purchase from it or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of it or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of it or any of its Subsidiaries, (B) any merger, consolidation, business combination or similar transaction involving it or any of its Subsidiaries (other than the Merger), (C) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of its assets (including its Subsidiaries taken as a whole), or (D) any liquidation or dissolution of it; provided however, that, with respect to Versant, the term "Acquisition Proposal" shall not include any offer or proposal relating to (i) any Permitted Financing (as such term is defined in Section 6.2(b)) or (ii) any issuance of shares of Versant Common Stock contemplated by the Articles Amendment or the provisions of Section 6.17 or the modification of any terms of outstanding warrants to purchase Versant Common Stock contemplated by Section 6.17.

            (ii)   "Superior Offer" shall mean, with respect to Versant or Poet, respectively, an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, or asset purchase, all or substantially all of its assets or a majority of its total outstanding voting securities and as a result of which its stockholders immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that its Board of Directors has in good faith concluded (following receipt of the advice of its outside legal counsel and its financial adviser), to be more favorable, from a financial point of view, to its stockholders (in their capacities as stockholders) than the terms of the Merger (or any counterproposal referred to in Section 6.5(d)(iii)(C)) and is reasonably capable of being consummated.

        6.6    Filings; Other Actions; Notification.

          (a)   Poet and Versant shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including, without limitation: (i) if required, any filings with the European Commission as required by Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation") and (ii) filings under any other comparable pre-merger notification laws of any applicable jurisdiction; provided, however, that nothing in this Section 6.6 shall require, or be construed to require, Versant or Poet to (x) proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any material assets, businesses, or interest in any material assets or businesses, of it or any of its Subsidiaries, (y) consent (in the case of Versant) to any sale, or agreement to sell, by Poet or any of Poet's Subsidiaries of any material assets, businesses, or interest in any material assets or businesses, of Poet or any of Poet's Subsidiaries or (in the case of Poet) to any sale, or agreement to sell, by Versant or any of Versant's Subsidiaries of any material assets, businesses, or interest in any material assets or businesses, of Versant or any of Versant's Subsidiaries or (y) agree to any material changes or restrictions in the operations of any such material assets or businesses of Poet or Versant, if, in the case of (x) or (y), such action or agreement would be reasonably likely to have a material adverse effect on the benefits reasonably expected to be derived by Versant and its Subsidiaries (on a combined basis with Poet and its Subsidiaries) as a result of the Merger and the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Versant and Poet shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Versant or Poet, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of Poet and Versant shall act reasonably and as promptly as practicable.

          (b)   Versant and Poet each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Versant, Poet or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (c)   Versant and Poet each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Versant or Poet, as the case may be, or by any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Poet and Versant each shall give prompt notice to the other upon becoming aware of: (i) any change that has had, or is reasonably likely to have, a Material Adverse Effect on it; (ii) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 7.2(a) or Section 7.3(a), as applicable, would not be satisfied as of the date of such event or as of the Closing Date; (iii) any material failure of Versant or Poet, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iv) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be likely to cause any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6(c) shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        6.7    Termination of Poet's 401(k) Plan.    Effective as of no later than the day immediately preceding the Closing Date, Poet shall terminate any and all Compensation and Benefit Plans of it or any of its Subsidiaries that are intended to include a Code Section 401(k) arrangement ("Poet 401(k) Plans") unless Versant has provided written notice to Poet that the Poet 401(k) plans shall not be terminated. Unless Versant provides such written notice to Poet, no later than five (5) business days prior to the Closing Date, Poet shall provide Versant with evidence that all the Poet 401(k) Plans have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of Poet. Poet shall also take such other actions in furtherance of terminating the Poet 401(k) Plans as Versant may reasonably require. Versant and Poet shall arrange for participants in the Poet 401(k) Plan immediately preceding the Effective Time to begin participation in the Compensation and Benefit Plans of Versant or of its Subsidiaries that are intended to include a Code Section 401(k) arrangement ("Versant 401(k) Plans") as soon as administratively feasible following the Effective Time. The Versant 401(k) Plans will permit rollovers into the Versant 401(k) Plans of distributions from the terminated Poet 401(k) Plans.

        6.8    Access.    Upon reasonable notice, and except as may otherwise be required by applicable Law, each of Versant and Poet shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, results of operations and personnel as may reasonably be requested to carry out the purposes of this Agreement (including, without limitation, access to such personnel and records of it or its Representatives as may reasonably be necessary to enable counsel to deliver the opinions referred to in Section 7.2(e) and Section 7.3(c)), provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Poet, Versant or Merger Sub and provided, further, that the foregoing shall not require Poet or Versant to permit any inspection, or to disclose any information, that in the reasonable judgment of Poet or the Versant, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if Poet or Versant, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of Poet or Versant, as the case may be, or such Person as may be designated by either of its officers. The parties will hold any such information which is nonpublic in confidence pursuant to the terms of the Bilateral Non-Disclosure Agreement, dated as of June 1, 2003, between Poet and Versant (the "Confidentiality Agreement"). Nothing in this Section 6.8 will modify or alter the provisions of the Confidentiality Agreement.

        Notwithstanding anything to the contrary contained in this Agreement, it is agreed that each party to the transactions contemplated hereby (and each affiliate, employee, representative or other agent of such party) may disclose to any and all persons and entities, without limitation of any kind, the tax treatment and the tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or tax analyses) that are provided to such party or to such person relating to the tax treatment and tax structure of the transactions contemplated by this Agreement; provided however, that (i) such disclosure may not be made until the earliest of (A) the date of the public announcement of discussions relating to such transactions, (B) the date of the public announcement of such transaction or (C) the date of the execution of a definitive agreement to enter into such transaction, and (ii) such disclosure may not be made to the extent a party reasonably determines that such disclosure would result in a violation of applicable federal or state securities laws. For purposes of this paragraph (x) the "tax treatment" of the potential transaction means the purported or claimed federal income tax treatment of such transaction, and (y) the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of such transaction. The parties acknowledge and agree that the foregoing provisions of this paragraph are not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure or the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), (v) any other term or detail not relevant to the tax treatment or the tax structure of the transactions contemplated by this Agreement or (vi) any other sensitive business information (including but not limited to specific information about a party's intellectual property or other proprietary assets) unless such information may be related to or relevant to the purported or claimed federal income tax treatment of such transaction.

        6.9    Affiliates.    Versant will give stop transfer instructions to its transfer agent with respect to any Versant Common Stock received pursuant to the Merger by any stockholder of Poet who may reasonably be deemed to be an affiliate of Poet for purposes of Rule 145 promulgated under the Securities Act and there will placed on the certificates representing such shares of Versant Common Stock, or any substitution therefor, a legend stating in substance that the shares are issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable in form and substance to Versant, that such transfer is exempt from registration under the Securities Act. Versant shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Versant Common Stock by such affiliates received in the Merger.

        6.10    Nasdaq Smallcap Listing; Poet Delisting.    Versant shall use its diligent efforts (to the extent practicable and within its control) to maintain the listing of the Versant Common Stock on the Nasdaq Smallcap Market and to cause the shares of Versant Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Smallcap Market subject to official notice of issuance, on or prior to the Closing Date. Versant shall apply for the listing on the Frankfort Stock Exchange of the Versant Common Stock with the objective of having such listing take effect as soon as reasonably practicable after the Effective Time. Poet shall use its best efforts to cause the Poet Shares to be de-listed and de-quoted from the Frankfurt Stock Exchange and de-registered under the Exchange Act as soon as practicable following the Effective Time.

        6.11    Publicity.    The initial press release concerning the Merger shall be a joint press release and thereafter (except with respect to any press release or public announcement relating to a Change of Recommendation) Poet and Versant shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party (including, but not limited to, any filing with the Nasdaq Stock Market or the Frankfurt Stock Exchange) and/or any Governmental Entity with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any securities exchange or national automated securities quotation systems or market on which shares of Versant or Poet are then traded or quoted.

        6.12    Equity Awards and Employee Benefits.

          (a)    Assumption or Substitution of Poet Stock Options and Poet Warrants.    At the Effective Time, each then outstanding Poet Option and each then outstanding Poet Warrant, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed or substituted by Versant as provided herein. Each Poet Option and Poet Warrant so assumed or substituted by Versant under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Poet Option (including any applicable stock option agreement or other document evidencing such Poet Option) or Poet Warrant, as applicable, immediately prior to the Effective Time (including, but not limited to, any repurchase rights or vesting provisions), except that (i) each Poet Option and Poet Warrant assumed or substituted by Versant under this Section 6.12 will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Versant Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Poet Option or Poet Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole number of shares of Versant Common Stock and (ii) the per share exercise price for the shares of Versant Common Stock issuable upon exercise of such assumed Poet Option or Poet Warrant will be equal to the quotient determined by dividing the exercise price per share of Poet Common Stock at which such Poet Option or Poet Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole cent per share; provided, however, that any holder of a Poet Option that is an "incentive stock option" within the meaning Section 422 of the Code, may, at such holder's request, have any resulting fractional options rounded down and fractional cents in the exercise price of such option rounded up if so requested by such holder. Each assumed or substituted Poet Option and each assumed Poet Warrant shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Poet Option or Poet Warrant by its terms in effect prior to the date of this Agreement provides for acceleration of vesting. As soon as reasonably practicable following the Effective Time, Versant will issue to each Person who holds an assumed or substituted Poet Option or an assumed or substituted Poet Warrant a document evidencing the foregoing assumption or substitution of such Poet Option or Poet Warrant by Versant in the Merger pursuant to this Section. Versant agrees that if Versant elects to assume or substitute some or all of the Poet Options by assuming them under or granting substitute options for them under any of the Versant Stock Option Plans, such assumption or substitution will not constitute or result in a breach or violation of, or a default under the Versant Stock Option Plans.

          (b)    Incentive Stock Options.    The conversion of Poet Options provided for in Section 6.12(a), with respect to any Poet Options which are intended to be "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

          (c)    Termination of Poet's Employee Stock Purchase Plan.    Poet shall, prior to the Effective Time, take all actions necessary pursuant to the terms of Poet's 1999 Employee Stock Purchase Plan (the "Poet ESP Plan") in order to effect each of the following changes or amendments to the Poet ESP Plan: (i) to accelerate the Exercise Date for any outstanding Offering Period under the Poet ESP Plan such that a new Exercise Date for all then outstanding Offering Periods under the Poet ESP Plan shall occur on or before the last business day prior to the Effective Time (the "New Exercise Date") and shares of Poet Common Stock must be purchased by the participants in the Poet ESP Plan under the Poet ESP Plan, if at all, on or prior to the New Exercise Date, and so that no participant in the Poet ESP Plan shall, after the New Exercise Date, have any right pursuant to the Poet ESP Plan to purchase or otherwise acquire (or obtain any rights to purchase) any shares of Poet stock or Versant stock. All outstanding Offering Periods under the Poet ESP Plan shall expire immediately following the New Exercise Date and the Poet ESP Plan shall terminate immediately prior to the Effective Time. Capitalized terms in this Section and not otherwise defined in this Agreement shall have the meanings ascribed to them in Poet's ESP Plan.

          (d)    Form S-8.    Versant agrees, by no later than four (4) calendar days (excluding U.S. federal holidays) after the Effective Time, to file a registration statement on Form S-8 with the SEC to register the shares of Versant Common Stock issuable with respect to Poet Options assumed or substituted by Versant pursuant to Section 6.12(a) under the Securities Act and, for so long as any such assumed or substituted Poet Options remain outstanding as rights to purchase shares of Versant Common Stock, Versant shall (i) maintain the effectiveness of such registration statement thereafter, and (ii) administer such options or other rights in accordance with Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, Versant shall have no obligation whatsoever to register with the SEC under the Securities Act any assumed or substituted Poet Warrants.

          (e)    Treatment of Welfare Plans.

            (i)    All benefits accrued under the Compensation and Benefit Plans of Poet or its Subsidiaries prior to the Effective Time shall be paid in accordance with the terms of such Compensation and Benefit Plans.

            (ii)   Following the Effective Time, Versant shall provide to individuals who are employed by Poet and its Subsidiaries as of the Effective Time and who remain employed with Versant or any Subsidiary of Versant after the Effective Time ("Affected Employees"), for so long as such Affected Employees remain employed by Versant or any Subsidiary of Versant, employee benefits (i) pursuant to Poet's or its Subsidiaries' employee benefit plans, programs, policies and arrangements, and/or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Versant or any Subsidiary of Versant for its own employees.

            (iii)  Versant will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting and benefit accrual under any employee benefit plans or arrangements maintained by Versant or any Subsidiary of Versant for such Affected Employees' service with Poet or any Subsidiary of Poet to the same extent recognized by Poet immediately prior to the Effective Time.

            (iv)  Versant will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

        6.13    Expenses.    As used herein, the term "Merger Expenses" means all charges and expenses incurred by a party in connection with this Agreement, the Merger and the transactions contemplated thereby, including but not limited to fees, charges and expense of a party's attorneys', accountants' and financial advisors and, in the case of Versant, the fees, charges and expenses of the Exchange Agent. In the event that the Merger is consummated, Versant and its Subsidiaries shall assume and pay all Merger Expenses incurred by Versant and by Poet in connection with this Agreement, the Merger and the transactions contemplated by this Agreement. The Merger Expenses incurred by Poet are referred to herein as the "Poet Merger Expenses" and the Merger Expenses incurred by Versant are referred to herein as the "Versant Merger Expenses". No Merger Expenses incurred by Poet will be Versant Merger Expenses for any purposes of this Agreement, even if Versant becomes obligated to pay such Merger Expenses pursuant to the provisions of this Section 6.13. If the Merger is not consummated or this Agreement is terminated before consummation of the Merger, then (a) all costs and expenses incurred by Versant in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid and borne solely by Versant (and not by Poet), and (b) all costs and expenses incurred by Poet in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid and borne solely by Poet (and not by Versant).

        6.14    Directors' and Officers' Indemnification Agreements.    From and after the Effective Time, Versant agrees that, to the maximum extent permitted by applicable law, it will assume and perform all the Surviving Corporation's obligations under each Poet D&O Indemnity Agreement (as defined below) in accordance with the terms of such agreement. As used herein, a "Poet D&O Indemnity Agreement" means a written agreement, a copy of which has been provided to Versant or Versant's counsel, that is in effect on the date of this Agreement and which was executed and entered into on or before the date of this Agreement between Poet and an individual who, as of the date of this Agreement, is an executive officer of Poet or a member of Poet's board of directors, and pursuant to which Poet has agreed with such individual to provide such individual with indemnification and/or advancement of expenses with respect to liabilities and/or matters arising by reason of the fact that such individual is an officer or director of Poet and, solely with respect to actions or omissions occurring prior to the Effective Time, any related provision contained in Poet's certificate of incorporation or bylaws as of immediately prior to the Effective Time. Notwithstanding the foregoing, nothing herein shall obligate Versant to indemnify, advance expenses to or provide contribution to, any such individual pursuant to a Poet D&O Indemnity Agreement to the extent that doing so (a) would be in violation of the DGCL or other applicable law or (b) would provide such individual with indemnification, contribution or advancement of expenses with respect to any claim, action or proceeding brought by Versant against such individual which arises in whole or in part from this Agreement.

        6.15    Other Actions by Poet and Versant.

          (a)    Rights.    Prior to the Effective Time, the boards of directors of Poet and Versant shall take all necessary action to ensure that the representations and warranties in Section 5.1(q) with respect to itself are at all times true, accurate and complete.

          (b)    Takeover Statute.    If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Versant and Poet and its Board of Directors shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          (c)    US Denominated Funds.    As promptly as practicable after the date of this Agreement, Poet shall deposit fifty percent (50%) of its cash and cash equivalent assets in United States (US) Dollar-denominated accounts and shall, during the time period beginning on the date of this Agreement and ending on the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, manage its cash and cash equivalent accounts to maintain at least fifty percent (50%) of its cash and cash equivalent assets in United States (US) Dollar-denominated accounts.

          (d)    Termination of Poet Registration Rights Agreement.    Poet shall use its best commercially reasonable efforts to cause that certain Second Amended and Restated Stockholder Rights Agreement dated as of December 23, 1998 among Poet and certain stockholders of Poet to be duly and validly terminated and cancelled prior to the Effective Time.

        6.16    Section 16 Matters.    Prior to the Effective Time, Versant and Poet shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Poet Shares or acquisitions of Versant Common Stock resulting from the transactions contemplated by

Article I or IV of this Agreement or by the assumption or substitution of Poet Options pursuant to Sections 4.4 and 6.12 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Poet to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.17    Conversion of Versant Preferred Stock.    Versant shall use diligent efforts to cause all outstanding shares of Versant's Series A Preferred Stock to be fully converted, by no later than concurrently with the Effective Time, into shares of Versant Common Stock at a conversion rate of not more than three (3) shares of Versant Common Stock, as presently constituted, for each converted share of Versant's Series A Preferred Stock for an aggregate number of shares of Versant Common Stock to be issued to holders of Versant Series A Preferred Stock upon the conversion of such shares not to exceed 3,941,230 shares of Versant Common Stock (the "Versant Preferred Conversion") in accordance with the terms of the Preferred Stock Conversion Agreement entered into by Versant and a holder or holders of Versant Series A Preferred Stock in substantially the form attached as Schedule 6.17 to Versant's Disclosure Letter (the "Conversion Agreement"). Pursuant to the Conversion Agreement, Versant has agreed with each holder of Versant Series A Preferred Stock who is a party thereto that, in consideration of such holder's agreements thereunder, effective upon the Versant Preferred Conversion, in addition to taking action to cause each share of Versant Series A Preferred Stock to be converted into three (3) shares of Common Stock in the Versant Preferred Conversion, Versant will amend any Versant Warrant held by such holder (or an affiliate of such a holder) as follows: (a) Versant will reduce the exercise price of such Versant Warrant from $2.13 per share of Versant Common Stock to a price not lower than $1.66 per share of Versant Common Stock, as presently constituted and (b) Versant will amend the definition of "Expiration Date" in such Versant Warrant by (i) changing the current reference in such definition to "July 11, 2004" to instead read "July 11, 2005" (so that any expiration of such warrant that would otherwise occur on July 11, 2004 under the terms of such Warrant will instead occur on July 11, 2005 and (ii) providing that the term "Acquisition", as used in the Versant Warrant, shall not include the Merger, so that such Versant Warrant shall not expire upon consummation of the Merger. Poet acknowledges and agrees that: (a) as of the date of this Agreement, each share of Versant Preferred Stock is convertible into two (2) shares of Versant Common Stock; (b) the Versant Preferred Conversion may be effected either through the Articles Amendment, another amendment of Versant's Articles of Incorporation and/or the Certificate of Determination for Versant's Series A Preferred Stock, by the written consent of the holders of a majority of the outstanding shares of Versant Series A Preferred Stock, by voluntary conversion of outstanding shares of Versant Series A Preferred Stock or by any combination of the foregoing. Nothing herein shall prevent Versant from entering into any amendment to the Conversion Agreement or any other or additional agreement or agreements with holders of the Versant Series A Preferred Stock in order to effect the Versant Preferred Conversion, so long as the terms of such amendments or other or additional agreements (a) do not result in shares of Versant's Series A Preferred Stock being converted into shares of Versant Common Stock at a conversion rate of more than three (3) shares of Versant Common Stock (as presently constituted) for each share of Versant Series A Preferred Stock, (b) do not result in more than 3,941,230 shares of Versant Common Stock to be issued in connection with the conversion of all outstanding shares of Versant Series A Preferred Stock, and (c) do not cause any of Versant's representations and warranties in Article V hereof (as qualified by the Versant Disclosure Letter) to be false in any material respect as of the Closing Date.

        6.18    Reduction of Versant Board Size.    As permitted by the provisions of Section 2.2 of Versant's Bylaws, and subject to any required approval of the shareholders of Versant, effective as of the Effective Time Versant's Board will fix the number of authorized members of Versant's Board of Directors at five (5) directors.

        6.19    Outside Director Compensation.    Versant agrees that, from the Effective Time to the date of the next annual meeting of Versant's shareholders, Versant will pay its Outside Directors (as defined below) cash compensation for their services as directors at the rate of USD$25,000 per annum; provided that on and after the date of the next annual meeting of Versant's shareholders, the amount of compensation paid by Versant to its Outside Directors shall be determined from time to time by Versant's Board of Directors or a committee thereof that is duly authorized to make such determination. For purposes of this paragraph an "Outside Director" means an individual who, at the time in question: (a) is not an employee of Versant or any of its Subsidiaries; (b) is not a beneficial owner of five percent (5%) or more of Versant's outstanding voting shares; and (c) is not an affiliate (as that term is defined by Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended) of any beneficial owner of five percent (5%) or more of Versant's outstanding voting shares.

ARTICLE VII

CONDITIONS

        7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of Versant, Merger Sub and Poet to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a)    Required Stockholder Approvals Obtained.    (i) This Agreement and the Merger shall have been duly approved by the holders of a majority of the outstanding Poet Shares in compliance with Poet's Certificate of Incorporation and Bylaws, each as amended, and the DGCL and the rules of the Frankfurt Stock Exchange, and (ii) this Agreement, the Merger, the Versant Stock Issuance and the Articles Amendment shall have been duly approved by the holders of shares constituting a majority of the outstanding shares of Versant Common Stock and holders of a majority of the outstanding Versant Series A Preferred Stock in compliance with Versant's Articles of Incorporation and Bylaws, each as amended, the California General Corporation Law and the rules of the Nasdaq Stock Market.

          (b)    Regulatory Consents.    The Merger shall have been approved by the European Commission pursuant to the EC Merger Regulation if such approval shall be required thereunder, all other material foreign antitrust approvals required to be obtained prior to consummation of the Merger shall have been obtained and other than the filing of the Certificate of Merger provided for in Section 1.3, all filings required to be made prior to the Effective Time by Poet or Versant or any of their respective Subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by Poet or Versant or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Poet, Versant and Merger Sub shall have been made or obtained (as the case may be), except where the failure to so make or obtain any such Governmental Consent has not had, and is not reasonably likely to have, a Material Adverse Effect on Poet or Versant or a materially and adversely effect the benefits reasonably expected to be derived by Versant and its Subsidiaries (on a combined basis with Poet and its Subsidiaries) as a result of the Merger or the other transactions contemplated by this Agreement.

          (c)    No Order.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and applicable to one or more of the parties to this Agreement and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (d)    No Governmental Restriction.    There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(c) to not be satisfied or (ii) seeking to require Versant or Poet or any of their respective Subsidiaries to take any action contemplated by the proviso set forth in Section 6.6(a).

          (e)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

          (f)    Articles Amendment Effective.    A certificate of amendment to Versant's Articles of Incorporation in proper form shall have been duly approved by Versant's Board of Directors and shareholders and been filed with and accepted for filing by the Office of the California Secretary of State to effect the Articles Amendment, which certificate of amendment shall, effective by no later than the Effective Time: (i) increase the authorized number of shares of Versant Common Stock from 45,000,000 to 75,000,000 shares; (ii) to the extent that the outstanding shares of Versant Series A Preferred Stock have not previously been converted into Common Stock at a conversion rate of not more than three (3) shares of Versant Common Stock for each converted share of Versant Series A Preferred Stock, change the conversion rate of the Versant Series A Preferred Stock (by reduction of its conversion price or otherwise) so as to cause each outstanding share of Versant's Series A Preferred Stock to be convertible into up to three (3) shares of Versant Common Stock; (iii) cause all outstanding shares of Versant's Series A Preferred Stock not converted into Versant Common Stock prior to the Effective Time to be fully converted into shares of Versant Common Stock upon the Effective Time at the conversion rate of not more than three (3) shares of Versant Common Stock for each outstanding share of Series A Preferred Stock; (iv) provide that, for a period of twelve (12) months immediately after the Effective Time, (A) any action that would be a "Material Asset Action" (as defined in Section 5.1(c) of this Agreement) or (B) any change in the number of members of Versant's Board of Directors from five (5) members, must be approved by at least eighty percent (80%) of the members of Versant's Board of Directors then in office; and (v) provide that, for a period of twelve (12) months immediately after the Effective Time, there can be no amendment of the provisions described in the immediately preceding clause (iv) unless such amendment is approved by at least eighty percent (80%) of the members of Versant's Board of Directors then in office.

          (g)    Versant Preferred Stock Converted.    Effective as of no later than the Effective Time, all of the outstanding shares of Versant's Series A Preferred Stock shall have been converted into shares of Versant Common Stock at the rate of not more than three (3) shares of Versant Common Stock for each outstanding share of Versant Series A Preferred Stock, and the shares of Versant Series A Preferred Stock that are outstanding on the date of this Agreement will be converted into a total of not more than 3,941,230 shares of Versant Common Stock.

        7.2    Conditions to Obligations of Versant and Merger Sub.    The obligations of Versant and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Versant prior to the Effective Time of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Poet set forth in this Agreement (as qualified by the Poet Disclosure Letter) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Versant shall have received a certificate to such effect signed on behalf of Poet by the Chief Executive Officer and the Chief Financial Officer of Poet; provided, however, that notwithstanding anything herein to the contrary, the conditions set forth in this Section 7.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Poet or is reasonably likely to materially adversely affect the ability of Poet to consummate the transactions contemplated by this Agreement.

          (b)    Performance of Obligations of Poet.    Poet shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Versant shall have received a certificate to such effect signed on behalf of Poet by the Chief Executive Officer and the Chief Financial Officer of Poet; provided, however, that notwithstanding anything herein to the contrary, the conditions set forth in this Section 7.2(b) shall be deemed to have been satisfied even if Poet has not performed all such obligations and covenants in all material respects unless Poet's failure to do so, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Poet or is reasonably likely to materially adversely affect the ability of Poet or Versant to consummate the transactions contemplated by this Agreement.

          (c)    Minimum Poet Net Unrestricted Cash and Net Working Capital.    Poet's Unrestricted Net Cash (as defined below), as of September 30, 2003, shall not be less than Six Million Five Hundred Thousand United States Dollars (USD$6,500,000) and Poet's Net Working Capital (as defined below) as of September 30, 2003, shall not be less than Seven Million Two Hundred Fifty Thousand United States Dollars (USD $7,250,000).

            (i)    As used herein, Poet's "Unrestricted Net Cash" at September 30, 2003 shall mean that amount equal to (A) the sum of Poet's consolidated cash and equivalents and short-term investments at September 30, 2003 minus (B) the sum of all indebtedness of Poet under short-term borrowings at September 30, 2003; where for purposes of this subparagraph (i) each item included in the above formula shall be determined in accordance with GAAP (on an unaudited basis) by Deloitte & Touche LLP, Poet's independent accountants, who shall have provided written confirmation of such determination to Versant.

            (ii)   As used herein, Poet's "Net Working Capital" at September 30, 2003 shall mean that amount equal to (A) the sum of Poet's cash and equivalents, short-term investments and accounts receivable (net of allowances for doubtful accounts) at September 30, 2003 minus (B) the sum of Poet's total consolidated current liabilities (including but not limited to accrued liabilities and accounts payable and outstanding indebtedness under short-term borrowings as well as Poet Merger Expenses incurred and accrued through September 30, 2003 that have not been paid as of September 30, 2003) but excluding any deferred revenue; where for purposes of this subparagraph (ii), each item included in the above formula shall be determined in accordance with GAAP (on an unaudited basis) by Deloitte & Touche LLP, Poet's independent accountants who shall have provided written confirmation of such determination to Versant.

          (d)    Consents Under Certain Agreements.    Poet shall have obtained the consent or approval of each Person whose consent or approval shall be required under the agreements listed on Schedule 7.2(d) attached hereto.

          (e)    Tax Opinion.    Versant shall have received the opinion of Fenwick & West LLP, counsel to Versant, dated the Closing Date, to the effect that the Merger qualifies as a "reorganization" within the meaning of Section 368 of the Code and that Poet, Versant, and Merger Sub are each parties to the reorganization; provided that if Fenwick & West LLP does not deliver such opinions, then such opinions may be delivered by Perkins Coie in satisfaction of this condition. The parties to this Agreement agree to make such reasonable representations as may be requested by such counsel for the purpose of rendering such opinions, and in rendering such opinions, such counsel may rely on such representations.

          (f)    Employment Agreement.    Mr. Jochen Witte shall have entered into an employment offer letter with a German affiliate of Versant which shall be in the form of Versant's standard employment offer letter, but which shall include the principal terms summarized on Exhibit C attached hereto.

          (g)    Termination of Poet 401(k) Plans.    Poet shall have provided to Versant (i) executed resolutions of the board of directors of Poet authorizing the termination prior to the Closing of all the Poet 401(k) Plans (as defined in Section 6.7) maintained by Poet or any of its Subsidiaries and (ii) an executed amendment to any such Poet 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of any such Poet 401(k) Plan will be maintained at the time of termination of such Plan.

          (h)    Absence of Certain Changes.    Since the date of this Agreement, there shall not have been, nor have occurred, any Effect which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Poet.

        7.3    Conditions to Obligation of Poet.    The obligation of Poet to effect the Merger is also subject to the satisfaction or waiver by Poet prior to the Effective Time of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Versant and Merger Sub set forth in this Agreement (as qualified by the Versant Disclosure Letter) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Poet shall have received a certificate to such effect signed on behalf of Versant by the Chief Executive Officer and Chief Financial Officer of Versant and Merger Sub; provided, however, that notwithstanding anything herein to the contrary, the conditions set forth in this Section 7.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably to have, a Material Adverse Effect on Versant or is reasonably likely to materially adversely affect the ability of Versant to consummate the transactions contemplated by this Agreement.

          (b)    Performance of Obligations of Versant and Merger Sub.    Each of Versant and Merger Sub shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Poet shall have received a certificate to such effect signed on behalf of Versant and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of Versant and of Merger Sub; provided, however, that notwithstanding anything herein to the contrary, the conditions set forth in this Section 7.3(b) shall be deemed to have been satisfied even if Versant or Merger Sub has not performed all such obligations and covenants in all material respects unless Versant's or Merger Sub's failure to do so, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Versant or is reasonably likely to materially adversely affect the ability of Poet or Versant to consummate the transactions contemplated by this Agreement.

          (c)    Tax Opinion.    Poet shall have received the opinion of Perkins Coie, counsel to Poet, dated the Closing Date, to the effect that the Merger qualifies as a "reorganization" within the meaning of Section 368 of the Code and that Poet, Versant, and Merger Sub are each parties to the reorganization; provided that if Perkins Coie does not deliver such opinions, such opinions may be delivered by Fenwick & West LLP in satisfaction of this condition. The parties to this Agreement agree to make such reasonable representations as may be requested by such counsel for the purpose of rendering such opinions, and in rendering such opinions, such counsel may rely on such representations.

          (d)    Absence of Certain Changes.    Since the date of this Agreement, there shall not have been any Effect which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Versant.

          (e)    Minimum Versant Net Unrestricted Cash and Net Working Capital.    Versant's Unrestricted Net Cash (as defined below), as of September 30, 2003, shall not be less than One Million United States Dollars (USD$1,000,000) and Versant's Net Working Capital (as defined below) as of September 30, 2003, shall not be less than One Million Two Hundred Thousand United States Dollars (USD $1,200,000).

            (i)    As used herein, Versant's "Unrestricted Net Cash" at September 30, 2003 shall mean that amount equal to (A) the sum of Versant's consolidated cash and equivalents and short-term investments at September 30, 2003 minus (B) the sum of all indebtedness of Versant under short-term borrowings at September 30, 2003; where for purposes of this subparagraph (i) each item included in the above formula shall be determined in accordance with GAAP (on an unaudited basis) by Versant's Chief Financial Officer), who shall have provided written confirmation of such determination to Poet.

            (ii)   As used herein, Versant's "Net Working Capital" at September 30, 2003 shall mean that amount equal to (A) the sum of Versant's cash and equivalents, short-term investments and accounts receivable (net of allowances for doubtful accounts) at September 30, 2003 minus (B) the sum of Versant's total consolidated current liabilities (including but not limited to accrued liabilities and accounts payable and outstanding indebtedness under short-term borrowings as well as Versant Merger Expenses incurred and accrued through September 30, 2003 that have not been paid as of September 30, 2003, but excluding any deferred revenue; where for purposes of this subparagraph (ii), each item included in the above formula shall be determined in accordance with GAAP (on an unaudited basis) by Versant's Chief Financial Officer, who shall have provided written confirmation of such determination to Poet.

          (f)    Consents Under Certain Agreements.    Versant shall have obtained the consent or approval of each Person whose consent or approval shall be required under the agreements listed on Schedule 7.3(f) attached hereto.

          (g)    Employment Agreement.    A German affiliate of Versant shall have offered to enter into an employment offer letter with Jochen Witte which shall be in the form of Versant's standard employment offer letter, but which shall include the principal terms summarized on Exhibit C attached hereto.

          (h)    Nasdaq Listing.    As of immediately prior to the Effective Time, Versant's Common Stock shall be listed on either the Nasdaq SmallCap Market or the Nasdaq National Market and Versant will then be in compliance in all material respects with all applicable rules and regulations of the Nasdaq Stock Market necessary for Versant to maintain the listing of the Versant Common Stock on the Nasdaq SmallCap Market.

          (i)    Listing of Shares.    The shares of Versant Common Stock issuable to the stockholders of Poet pursuant to this Agreement and such other shares of Versant Common Stock as are required to be reserved for issuance upon the exercise of assumed or substituted Poet Options and Poet Warrants in connection with the Merger shall have been authorized for listing on the Nasdaq SmallCap Market upon official notice of issuance.

ARTICLE VIII

TERMINATION

        8.1    Termination by Mutual Consent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of Poet and Versant referred to in Section 7.1(a), by mutual written consent of Poet and Versant, by action of their respective boards of directors. A termination of this Agreement pursuant to this Section 8.1 shall be effective at such time and date as is agreed to by Versant and Poet, or, if no such time or date is specified, upon the time and date on which Poet and Versant have both agreed in a writing signed by them to terminate this Agreement.

        8.2    Termination by Either Versant or Poet.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Versant or Poet if:

          (a)   the Merger shall not have been consummated by March 31, 2004 (the "Termination Date");

          (b)   the approval of Poet's stockholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof;

          (c)   the approval of Versant's shareholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

          (d)   any Law permanently restraining, enjoining or otherwise prohibiting the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of Poet and Versant);

provided however, that the right to terminate this Agreement pursuant to subparagraph (a) of this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been a principal cause of the failure referred to in said clause.

        8.3    Termination by Poet.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of Poet referred to in Section 7.1(a), by action of the Board of Directors of Poet:

          (a)   If there has been a material breach by Versant or Merger Sub of any representation, warranty or covenant of Versant or Merger Sub set forth in this Agreement or if any representation or warranty of Versant or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such material breach by Versant or Merger Sub or inaccuracy in its respective representation or warranty does not involve or constitute a breach of Section 6.4 or Section 6.5 of this Agreement and is curable through the exercise of reasonable efforts, then Poet may not terminate this Agreement under this Section 8.3(a) prior to the date which is thirty (30) calendar days after written notice of such breach or inaccuracy is given by Poet to Versant and Poet may not terminate this Agreement on account of such material breach if it has been cured within such thirty (30) calendar day period.

          (b)   If (i) the Board of Directors of Versant shall have withdrawn its approval of this Agreement or the Merger, or the Articles Amendment or the Versant Stock Issuance, or shall have withdrawn its recommendation to Versant's shareholders that they approve and adopt this Agreement or the Merger, the Articles Amendment or the Versant Stock Issuance or shall have amended or modified in a manner adverse to Poet its approval or recommendation of this

  Agreement or the Merger, the Versant Stock Issuance or the Articles Amendment, (ii) Versant, Versant's Board of Directors or any committee thereof shall have taken any action that is a Change of Recommendation by Versant (whether or not permitted by the provisions of this Agreement, including but not limited to the provisions of 6.5); (iii) Versant shall have failed to include in the Prospectus/Proxy Statement the recommendation of Versant's Board of Directors in favor of this Agreement and the Merger, the Versant Stock Issuance and the Articles Amendment; (iv) Versant's Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of this Agreement and the Merger, the Versant Stock Issuance and the Articles Amendment within ten (10) calendar days after Poet requests in writing that such recommendation be reaffirmed; (v) Versant's Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal not made by Poet or taken any action to solicit or seek the approval of such Acquisition Proposal by Versant's shareholders, (v) a tender or exchange offer relating to Versant's securities shall have been commenced by a Person unaffiliated with Poet and Versant shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Versant's Board of Directors recommends rejection of such tender or exchange offer, or (vi) there has been a breach by Versant of any of its obligations under Section 6.4 or Section 6.5.

          (c)   If Versant has consummated, or entered into a binding written agreement obligating Versant to consummate, a Permitted Financing and Poet has not previously consented in writing to such Permitted Financing. In the event that Versant has consummated, or entered into a binding written agreement obligating Versant to consummate, a Permitted Financing in which the gross proceeds to Versant will be more than Two Million Dollars ($2,000,000) and Poet has not previously consented in writing to such Permitted Financing and terminates this Agreement in accordance with this Section 8.3(c) on account of such Permitted Financing, then following such termination of this Agreement by Poet, Versant will promptly pay Poet an amount equal to the Poet Merger Expenses following Poet's presentation to Versant of reasonable and appropriate verification of the amount of the Poet Merger Expenses. After Poet has presented such verification of the Poet Merger Expenses to Versant and Versant has paid the amount verified by Poet, Versant will have no further obligation to pay any further or additional amount to Poet pursuant to this Section 8.3(c).

          (d)   If Poet receives a Superior Offer and the Board of Directors of Poet has concluded in good faith, after receipt of the advice of its outside legal counsel and its financial advisor, that it is required to accept such Superior Offer in order to prevent a breach of its fiduciary obligations under applicable law.

        8.4    Termination by Versant.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Versant:

          (a)   If there has been a material breach by Poet of any representation, warranty or covenant of Poet set forth in this Agreement or if any representation or warranty of Poet shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such material breach by Poet or inaccuracy in its representation or warranty does not involve or constitute a breach of Section 6.4 or Section 6.5 of this Agreement and is curable through the exercise of reasonable efforts, then Versant may not terminate this Agreement under this Section 8.4(a) prior to the date which is thirty (30) calendar days after written notice of such breach or inaccuracy is given by Versant to Poet and Versant may not terminate this Agreement on account of such material breach if it has been cured within such thirty (30) calendar day period.

          (b)   If (i) the Board of Directors of Poet shall have withdrawn its approval of this Agreement or the Merger, or shall have withdrawn its recommendation to Poet's shareholders that they approve and adopt this Agreement or the Merger or shall have amended or modified in a manner adverse to Versant its approval or recommendation of this Agreement or the Merger, (ii) Poet, Poet's Board of Directors or any committee thereof shall have taken any action that is a Change of Recommendation by Poet (whether or not permitted by the provisions of this Agreement, including but not limited to the provisions of 6.5), (iii) Poet shall have failed to include in the Prospectus/Proxy Statement the recommendation of Poet's Board of Directors in favor of the adoption and approval of this Agreement and the Merger, (iv) Poet's Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger within ten (10) calendar days after Versant requests in writing that such recommendation be reaffirmed, (v) Poet's Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal not made by Versant or taken any action to solicit or seek the approval of such Acquisition Proposal by Poet's stockholders, (v) a tender or exchange offer relating to Poet's securities shall have been commenced by a Person unaffiliated with Versant and Poet shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Poet's Board of Directors recommends rejection of such tender or exchange offer, or (vi) there has been a breach by Poet of any of its obligations under Section 6.4 or Section 6.5.

          (c)   If Versant receives a Superior Offer and the Board of Directors of Versant has concluded in good faith, after receipt of the advice of its outside legal counsel and its financial advisor, that it is required to accept such Superior Offer in order to prevent a breach of its fiduciary obligations under applicable law.

        8.5    Effect of Termination and Abandonment.

          (a)    Effect.    Any proper termination of this Agreement under Section 8.2, 8.3 or 8.4 above will be effective immediately upon the delivery of written notice of termination by the terminating party to the other parties hereto. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability of any party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any material or willful breach of this Agreement.

          (b)    Termination Fees.

            (i)    Payable by Poet.

              (A)  In the event that (1) the approval of Poet's stockholders required by Section 7.1(a)(i) shall not have been obtained at a meeting duly convened for that purpose or at any adjournment or postponement thereof (whether or not Poet's Board of Directors has recommended to Poet's stockholders that they vote to approve and adopt this Agreement and the Merger), and (2) this Agreement is terminated other than pursuant to (x) the provisions of Section 8.1 or Section 8.2(d) or (y) the provisions of Section 8.3, then Poet shall promptly, but in no event later than two (2) business days after the date of such termination of this Agreement, pay Versant a termination fee of Five Hundred Thousand Dollars ($500,000) payable by wire transfer of same-day funds; provided, however, that notwithstanding the foregoing, Poet shall not be obligated to pay Versant such termination fee pursuant to this paragraph unless and until the approvals of Versant's stockholders described in Section 7.1(a)(ii) have been obtained prior to the termination of this Agreement in accordance with its terms.

              (B)  In the event that, during the time period beginning on the date of this Agreement and ending five (5) months after the date of the termination of this Agreement (the "Break-Up Period"), (1) either (a) Poet enters into a written agreement with any Person (other than Versant) which provides for an Acquisition of Poet (as defined below), or (b) Poet and/or another Person (other than Versant), publicly announce their intention or agreement (whether or not conditional) to enter into a written agreement between themselves which provides for an Acquisition of Poet, and (2) this Agreement is terminated by Versant or Poet, pursuant to the provisions of Section 8.2(b) or by Versant pursuant to the provisions of Section 8.4(a) or Section 8.4(b), then Poet shall promptly, but in no event later than two (2) business days after the first date on which the conditions set forth in both clause (1) and clause (2) of this subparagraph 8.5(b)(i)(B) have occurred, pay Versant a termination fee of One Million Dollars ($1,000,000) payable by wire transfer of same-day funds. For purposes of this Section 8.5(b)(i), the term "Acquisition of Poet" means any of the following transactions involving Poet: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Poet pursuant to which the stockholders of Poet immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by Poet of all or substantially all of Poet's assets, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of Poet.

              (C)  If (i) Poet takes any action constituting a Change of Recommendation (whether or not permitted by the provisions of this Agreement, including but not limited to the provisions of Section 6.5) and this Agreement is terminated by Versant pursuant to Section 8.4(b) or (ii) this Agreement is terminated by Poet pursuant to Section 8.3(d), then Poet shall promptly, but in no event later than two (2) business days after the date of such termination of this Agreement, pay Versant a termination fee of One Million Dollars ($1,000,000) payable by wire transfer of same-day funds.

              (D)  If Poet becomes obligated to pay the termination fee payable under subparagraph 8.5(b)(i)(A), subparagraph 8.5(b)(i)(B) and/or subparagraph 8.5(b)(i)(C), then notwithstanding anything to the contrary in the foregoing provisions of this Section 8.5(b)(i), the total aggregate amount of termination fees payable by Poet under this Section 8.5(b)(i) shall in no event exceed that amount which is the greatest of the amounts payable under either (i) subparagraph 8.5(b)(i)(A), (ii) subparagraph 8.5(b)(i)(B) or (iii) subparagraph 8.5(b)(i)(C).

            (ii)    Payable by Versant.

              (A)  In the event that (1) the approval of Versant's stockholders required by Section 7.1(a)(ii) shall not have been obtained at a meeting duly convened for that purpose or at any adjournment or postponement thereof (whether or not Versant's Board of Directors has recommended to Versant's stockholders that they vote to approve and adopt this Agreement and the Merger, the Versant Stock Issuance and the Articles Amendment), and (2) this Agreement is terminated other than pursuant to (x) the provisions of Section 8.1 or Section 8.2(d) or (y) the provisions of Section 8.4, then Versant shall promptly, but in no event later than two (2) business days after the date of such termination of this Agreement, pay Poet a termination fee of Five Hundred Thousand Dollars ($500,000) payable by wire transfer of same-day funds; provided, however, that notwithstanding the foregoing, Versant shall not be obligated to pay Poet such termination fee unless and until the approvals of Poet's stockholders described in Section 7.1(a)(i) have been obtained prior to the termination of this Agreement in accordance with its terms.

              (B)  In the event that, during the Break-Up Period (as defined above), (1) either (a) Versant enters into a written agreement with any Person (other than Poet) which provides for an Acquisition of Versant (as defined below), or (b) Versant and/or another Person (other than Poet), publicly announce their intention or agreement (whether or not conditional) to enter into a written agreement between themselves which provides for an Acquisition of Versant, and (2) this Agreement is terminated by Versant or Poet, pursuant to the provisions of Section 8.2(c) or by Poet pursuant to the provisions of Section 8.3(a) or Section 8.3(b), then Versant shall promptly, but in no event later than two (2) business days after the first date on which the conditions set forth in both clause (1) and clause (2) of this subparagraph 8.5(b)(ii)(B) have occurred, pay Poet a termination fee of One Million Dollars ($1,000,000) payable by wire transfer of same-day funds. For purposes of this Section 8.5(b)(ii), the term "Acquisition of Versant" means any of the following transactions involving Versant: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Versant pursuant to which the stockholders of Versant immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by Versant of all or substantially all of Versant's assets, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of Versant.

              (C)  If (i) Versant takes any action constituting a Change of Recommendation (whether or not permitted by the provisions of this Agreement, including but not limited to the provisions of Section 6.5) and this Agreement is terminated by Poet pursuant to Section 8.3(b) or (ii) this Agreement is terminated by Versant pursuant to Section 8.4(c), then Versant shall promptly, but in no event later than two (2) business days after the date of such termination of this Agreement, pay Poet a termination fee of One Million Dollars ($1,000,000) payable by wire transfer of same-day funds.

              (D)  If Versant becomes obligated to pay the termination fee payable under subparagraph 8.5(b)(ii)(A), subparagraph 8.5(b)(ii)(B) and/or subparagraph 8.5(b)(ii)(C), then notwithstanding anything to the contrary in the foregoing provisions of this Section 8.5(b)(ii), the total aggregate amount of termination fees payable by Versant under this Section 8.5(b)(ii) shall in no event exceed that amount which is the greatest of the amounts payable under either (i) subparagraph 8.5(b)(ii)(A), (ii) subparagraph 8.5(b)(ii)(B) or (iii) subparagraph 8.5(b)(ii)(C).

            (iii)  The parties acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party becomes obligated to pay a termination fee under the provisions of this Section 8.5(b) (an "Obligated Party") and fails to pay promptly the amount of such termination fee that is due from such Obligated Party pursuant to this Section 8.5(b), and, in order to obtain such payment, another party to this Agreement ("Other Party") commences a suit which results in a judgment against the Obligated Party for such termination fee as set forth in this Section 8.5(b), then the

    Obligated Party shall pay to Versant (if Poet is the Obligated Party) or to Poet (if Versant is the Obligated Party) its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime lending rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS AND GENERAL

        9.1    Survival.    This Article IX, Articles I through IV and the agreements of Poet, Versant and Merger Sub contained in Sections 6.12 (Equity Awards and Employee Benefits), 6.13 (Expenses) and 6.14 (Directors' and Officers' Indemnification Agreements) shall survive the consummation of the Merger (but not termination of this Agreement prior to consummation of the Merger). This Article IX, the agreements of Poet, Versant and Merger Sub contained in Section 6.13 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

        9.2    Modification or Amendment.    Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

        9.3    Waiver of Conditions.    The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

        9.4    Counterparts.    This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        9.5    Governing Law and Venue; Waiver of Jury Trial.

          (a)    Governing Law.    This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of the State of California without regard to the conflict of law principles thereof.. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          (b)    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

  DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, CERTIFICATIONS AND AGREEMENTS CONTAINED IN THIS SECTION 9.5.

        9.6    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

  if to Versant or Merger Sub

  Attention: Chief Executive Officer
  and General Counsel
  Versant Corporation
  6539 Dumbarton Circle
  Fremont, CA 94555
  USA
  Fax: (510) 789-1877

  with a copy to:

  Barry J. Kramer, Esq.
  Kenneth A. Linhares, Esq.
  Fenwick & West LLP
  Silicon Valley Center
  801 California Street
  Mountain View, CA 94041
  USA
  Fax: (650) 938-5200

  if to Poet

  Attention: Chief Executive Officer and
  General Counsel
  Poet Holdings, Inc.
  Weisenkamp 22B
  D-22359 Hamburg
  Germany
  Fax: 49 (0) 40 60990-113

  with a copy to:

  Bruce McNamara, Esq.
  Perkins Coie
  101 Jefferson Drive
  Menlo Park, CA 94025-1114
  USA
  Fax: (650) 838-4350

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

        9.7    Entire Agreement.    This Agreement (including any exhibits hereto), the Disclosure Letters hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

        9.8    No Third Party Beneficiaries.    Except as provided in Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        9.9    Obligations of Versant and of Poet.    Whenever this Agreement requires a Subsidiary of Versant to take any action, such requirement shall be deemed to include an undertaking on the part of Versant to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Poet to take any action, such requirement shall be deemed to include an undertaking on the part of Poet to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

        9.10    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        9.11    Interpretation.    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        9.12    Assignment.    This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Versant may designate, by written notice to Poet, another wholly-owned direct subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Any purported assignment made in contravention of this Agreement shall be null and void.

        9.13    Captions.    The Article, Section and paragraph captions herein are for convenience of reference only and do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[The remainder of this page has intentionally been left blank]

        IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.

VERSANT CORPORATION
By:
	Name:	Nick Ordon
	Title:	Chief Executive Officer

POET HOLDINGS, INC.
By:
Name:
Title:

PUMA ACQUISITION, INC.
By:
	Name:	Nick Ordon
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF MERGER
of
PUMA ACQUISITION, INC.
with and into
POET HOLDINGS, INC.

Pursuant to Section 251(c) of the
General Corporation Law of the State of Delaware

        POET HOLDINGS, INC., a Delaware corporation ("Poet"), does hereby certify to the following facts relating to the merger (the "Merger") of Puma Acquisition, Inc., a Delaware corporation ("Sub"), with and into Poet, in which Poet shall remain and survive as the surviving corporation of the Merger (the "Surviving Corporation"):

FIRST:	Poet is a corporation incorporated pursuant to the Delaware General Corporation Law. Sub is a corporation incorporated pursuant to the Delaware General Corporation Law. Poet and Sub are all of the constituent corporations in the Merger.
SECOND:
An agreement of merger titled "Agreement and Plan of Merger" dated as of September 27, 2003 (the "Agreement of Merger"), setting forth the agreement of merger, has been approved, adopted, certified, executed and acknowledged by Poet and by Sub in accordance with the provisions of Section 251 of the Delaware General Corporation Law.
THIRD:	The name of the Surviving Corporation of the Merger is Poet Holdings, Inc.
FOURTH:
Upon the effectiveness of the Merger, the Certificate of Incorporation of Poet Holdings, Inc., the Surviving Corporation of the Merger, shall be amended and restated to read in its entirety as set forth in the Amended and Restated Certificate of Incorporation of Poet Holdings, Inc. attached as Exhibit "1" hereto.
FIFTH:	The executed Agreement of Merger is on file at the principal place of business of Poet Holdings, Inc., the Surviving Corporation of the Merger, at [ ].
SIXTH:
A copy of the executed Agreement of Merger will be furnished by Poet Holdings, Inc., the Surviving Corporation of the Merger, on request and without cost, to any stockholder of any constituent corporation of the Merger.

        IN WITNESS WHEREOF, Poet Holdings, Inc. has caused this Certificate of Merger to be executed by a duly authorized officer as of September 27, 2003.

POET HOLDINGS, INC.
By:	/s/ JOCHEN WITTE Jochen Witte President and Chief Executive Officer

EXHIBIT B

RESTATED CERTIFICATE OF INCORPORATION
OF
POET HOLDINGS, INC.

ARTICLE I

        The name of the corporation is Poet Holdings, Inc..

ARTICLE II

        The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

        The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

        The number of shares of stock that the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.

ARTICLE V

        The Board of Directors is expressly authorized to make and alter the Bylaws of the corporation, without any action on the part of the stockholders; but the Bylaws made by the directors and the powers so conferred may be altered or repealed by the directors or the stockholders.

ARTICLE VI

        Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VII

        A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived an improper personal benefit.

        If the General Corporation Law of the State of Delaware hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.

ARTICLE VIII

        The authorized number of members of the corporation's Board of Directors shall consist of a total of exactly five (5) members.

ARTICLE IX

        During the Special Period (as defined below), the corporation shall not take any Material Asset Action (as defined below) unless such Material Asset Action has been duly authorized and approved by the corporation's Board of Directors by the affirmative vote of at least four (4) members of the corporation's Board of Directors. In addition, during the Special Period, the corporation shall not amend the provisions of Article VIII above or the provisions of this Article IX unless such amendment is approved by the affirmative vote of at least four (4) members of the corporation's Board of Directors. The provisions of the preceding sentences of this Article IX shall not apply, and shall have no further effect, at any time on or after expiration of the Special Period.

        As used in this Article IX, the following terms shall have the following meanings:

          "Material Asset Action" means: (i) any acquisition or purchase by the corporation from a third party (other than from Versant Corporation, a California corporation) of a business or of assets that will, immediately after being acquired by the corporation, represent a material portion of the corporation's total business or total assets; (ii) any sale or disposition by the corporation of any line of business or product line; or (iii) any material change in the operation or the nature of any material line of business that is conducted by the corporation as of immediately prior to the Merger Effective Time.

          "Merger Effective Time" means                        , 2003, the time and date upon which the Merger became effective under the Delaware General Corporation Law.

          The "Merger" means the merger of the corporation with and into Puma Acquisition, Inc., a Delaware corporation ("Poet") pursuant to that certain Agreement and Plan of Merger dated as of September 27, 2003, by and among the corporation, Poet and Versant Corporation, a California corporation.

          "Special Period" shall mean that time period beginning upon the Merger Effective Time (as defined below) and ending on                        , 2004 [exactly one (1) year after the Merger Effective Time.]

EXHIBIT C

PRINCIPAL TERMS OF EMPLOYMENT FOR JOCHEN WITTE

  •
  Title of President of European Operations for Versant and Managing Director for the Surviving Corporation

  •
  Three year employment term

  •
  Base salary of €150,000

  •
  Target bonus of €75,000, related to performance of European operations

  •
  Company car benefit (total expense of approximately €1,000 per month)

  •
  Life insurance benefits (premium of approximately €130 per month)

  •
  Termination only for material breach

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AGREEMENT AND PLAN OF MERGER Among VERSANT CORPORATION, POET HOLDINGS, INC. and PUMA ACQUISITION, INC. Dated as of September 27, 2003